EXHIBIT 2.1
FINAL EXECUTION COPY

ASSET PURCHASE AGREEMENT
between
S.C. JOHNSON & SON, INC.
and
ENERGIZER HOLDINGS, INC.
Dated as of May 10, 2009

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Schedules

Schedule 1(b)(ii)	Transferred Equipment
Schedule 1(b)(iii)	Contracts
Schedule 1(b)(iv)(A)	Primary Patents
Schedule 1(b)(iv)(B)	Primary Trademarks
Schedule 1(b)(v)(A)	Patents Included in Other Intellectual Property
Schedule 1(b)(v)(B)	Trademarks Included in Other Intellectual Property
Schedule 1(b)(v)(D)	Inventions Included in Other Intellectual Property
Schedule 1(c)(v)(B)	Excluded Patents
Schedule 1(d)(ii)	Claims
Schedule 3(a)(iii)	Government Approvals
Schedule 4(a)(ii)	Consents
Schedule 4(b)	Financial Schedules
Schedule 4(d)	Intellectual Property Exceptions
Schedule 4(e)	Contract Exceptions
Schedule 4(f)	Business Litigation; Decrees
Schedule 4(g)	Changes or Events
Schedule 4(h)	Compliance with Applicable Laws
Schedule 4(j)	Customers
Schedule 4(k)	Suppliers
Schedule 4(l)	Product Liability Claims
Schedule 5(b)	Ordinary Conduct
Schedule 8(a)(iii)	Shared Contracts
Schedule A-1	Permitted Liens
Schedule A-2	Products
Exhibits

Exhibit A	Defined Terms
Exhibit B	Form of Buyer Legal Opinion
Exhibit C	Long Term Contract Manufacturing Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Seller-to-Buyer License Agreement
Exhibit F	Terms and Conditions of Buyer Preferred Stock

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ASSET PURCHASE AGREEMENT
          This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 10, 2009, is by and between S.C. JOHNSON & SON, INC., a Wisconsin corporation (“Seller”) and ENERGIZER HOLDINGS, INC., a Missouri corporation (“Buyer”). All capitalized terms used in this Agreement shall be defined as set forth in Exhibit A attached hereto.
WITNESSETH:
          WHEREAS, Seller desires to sell or cause to be sold to Buyer all of the Assets (as defined herein), and Buyer desires to purchase such Assets and to assume all of the Assumed Liabilities (as defined herein), upon the terms and subject to the conditions set forth herein;
          NOW, THEREFORE, the parties hereto hereby agree as follows:
          1. Purchase and Sale of Assets; Assumption of Liabilities.
          (a) Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, at the Closing Seller shall, and shall cause the Seller Entities to, sell, convey, transfer and assign to Buyer, or cause to be sold, conveyed, transferred and assigned to Buyer, and Buyer shall purchase from Seller and the Seller Entities, all of Seller’s and the Seller Entities’ right, title and interest in, to and under the Assets as they exist as of the Effective Time, free and clear of all Liens (other than Permitted Liens), for (i) the Base Purchase Price, payable and subject to further adjustment as set forth in Section 2 and (ii) the assumption of the Assumed Liabilities. The purchase and sale of the Assets and the assumption of the Assumed Liabilities are collectively referred to in this Agreement as the “Acquisition.”
          (b) Assets. The term “Assets” shall mean all right, title and interest of Seller and the Seller Entities in, to and under the following assets, in each case, other than (A) the Excluded Assets and (B) as otherwise provided in this Section 1(b):
               (i) all Inventory (the “Transferred Inventory”);
               (ii) all machinery, equipment, supplies, spare parts, tools, personal property and other tangible property used exclusively in the manufacture of the Products, including the items that are listed on Schedule 1(b)(ii) attached hereto (the “Transferred Equipment”);
               (iii) subject to the provisions of Section 8(a), (A) all contracts, agreements, licenses, leases and other legally binding arrangements, whether oral or written, (I) that are listed or described on Schedule 1(b)(iii) attached hereto or (II) if not so listed or described, that relate exclusively to the ownership or operation of the Business as of the Effective Time, in each case, as they are (x) in existence on the date hereof or (y) entered into in the ordinary course of business, consistent with the covenants set forth in Section 5(b), on or after the date of this Agreement and on or prior to the Closing Date (collectively, the “Contracts”), and (B) all commitments and orders for the purchase and sale of goods (including Inventory) that relate exclusively to the ownership or operation of the Business as of the Effective Time (the “Purchase Orders”);

               (iv) (A) the patents and patent applications set forth on Schedule 1(b)(iv)(A) (the “Primary Patents”), (B) the trademark registrations and trademark applications but only to the extent set forth on Schedule 1(b)(iv)(B), together with all goodwill associated therewith (the “Primary Trademarks”), and (C) the product formulae owned by Seller or any of the Seller Entities that are used to make the Products (the “Primary Technology”, and, together with the Primary Patents and the Primary Trademarks, the “Primary Intellectual Property”);
               (v) (A) the patents and patent applications set forth on Schedule 1(b)(v)(A), and all other patents or patent applications owned by Seller or any of the Seller Entities that are used exclusively in the operation or conduct of the Business as of the Closing (other than Primary Patents), (B) the trademark registrations, unregistered trademarks, trademark applications and domain names set forth on Schedule 1(b)(v)(B), and all other trademark registrations, unregistered trademarks, trademark applications and domain names owned by Seller or any of the Seller Entities that are used exclusively in the operation or conduct of the Business as of the Closing (other than the Primary Trademarks), together with all goodwill associated therewith, (C) all copyrights on works of authorship used exclusively in the operation or conduct of the Business as of the Closing, and (D) all Technology, including the inventions, whether or not patentable, set forth on Schedule 1(b)(v)(D), owned by Seller or any of the Seller Entities that is used exclusively in the operation or conduct of the Business as of the Closing other than the Primary Technology (clauses (A) through (D) collectively, the “Other Intellectual Property”);
               (vi) subject to Section 8(g), all financial records, Promotional Materials and Commercial Information owned by Seller or any of the Seller Entities that are used exclusively in the operation or conduct of the Business, except to the extent relating to the Excluded Assets or the Excluded Liabilities and except to the extent not reasonably separable from documents or databases that do not relate exclusively to the Business;
               (vii) the software programs (including source code, object code, machine code and firmware) and related user manuals, documentation and instruction manuals owned by Seller or any of the Seller Entities that are used exclusively in the operation or conduct of the Business as of the Closing, except to the extent not reasonably separable from software that does not relate exclusively to the Business;
               (viii) all warranties that relate exclusively to the Business; and
               (ix) the goodwill of the Business.
          (c) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Assets shall not include any assets or rights other than the assets specifically listed or described in Section 1(b), shall not include any assets which are not used exclusively in the Business, and, without limiting the generality of the foregoing, shall expressly exclude the following (collectively, the “Excluded Assets”), which shall not be sold, transferred, assigned or delivered to Buyer:
               (i) all cash and accounts receivable of Seller and the Seller Entities;

               (ii) all books, documents, records and files prepared in connection with or relating to the transactions contemplated by this Agreement, including bids and financial analyses;
               (iii) all of Seller’s rights under this Agreement and the Ancillary Agreements;
               (iv) the wastewater treatment facility related to the Business; and
               (v) (A) the Excluded Marks, (B) the patents and patent applications set forth on Schedule 1(c)(v)(B), (C)all patents and patent applications, copyrights, unregistered trademarks, trademark registrations, trademark applications, domain names and Technology other than those included in the Primary Intellectual Property or the Other Intellectual Property, and (D) all universal product codes or similar bar codes (whether or not relating to the Products).
          (d) Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume, effective as of the Closing, and shall pay, perform and discharge when due any and all Liabilities exclusively arising out of, relating to or otherwise in respect of the Assets, the Business or the operation or conduct of the Business as of (except to the extent limited by any of the specific items described in clauses (i) through (iv) below) or after the Effective Time (subject to any earlier date expressly set forth below) (collectively, the “Assumed Liabilities”), excluding any Excluded Liabilities, but otherwise including:
               (i) all Liabilities of Seller or any Seller Entity under the Contracts and Purchase Orders to the extent performance is required or a written claim is first made or asserted after the Effective Time;
               (ii) (A) all Liabilities arising out of or in connection with any product liability claims, intellectual property infringement or misappropriation claims and claims for personal injuries, property damage or losses that involve the sale or use of any product sold or otherwise disposed of by the Business to the extent that a written Claim is first made or asserted after the Effective Time, (B) all Liabilities for advertising and other trade or consumer promotional activities (including without limitation promotional activities, FSI drops, coupon drops, trade deductions and discounts) to the extent that such activities take place or otherwise apply to the conduct of the Business after the Effective Time, (C) all Liabilities for retailer product returns that are made more than thirty (30) days after the Effective Time, and (D) the Claims identified on Schedule 1(d)(ii) attached hereto;
               (iii) Buyer’s Liabilities for Taxes as described in Section 8(f); and
               (iv) all other Liabilities specifically assumed by Buyer under this Agreement.
          Buyer’s obligations under this Section 1(d) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any agreement or document delivered in connection herewith or any right or alleged right to indemnification hereunder.

          (e) Excluded Liabilities. Notwithstanding any other provision of this Agreement and except as specifically provided in this Agreement and the Schedule hereto, the Buyer shall not assume any Liabilities of Seller or any Seller Entity or any other Person which are not exclusively related to the Business (the Liabilities of Seller and the Seller Entities not specifically assumed by Buyer being referred to collectively herein as the “Excluded Liabilities”), including, without limiting the generality of the foregoing, the following Liabilities:
               (i) subject to Section 1(d)(ii), any accounts payable of the Business for Inventory as of the Effective Time;
               (ii) all Liabilities for advertising and other trade or consumer promotional activities (including without limitation promotional activities, FSI drops, coupon drops, trade deductions and discounts) to the extent that such activities take place or otherwise apply to the conduct of the Business prior to the Effective Time;
               (iii) all Liabilities for retailer product returns that are made within thirty (30) days after the Effective Time;
               (iv) any Liabilities of Seller or any Seller Entity under this Agreement and the Ancillary Agreements;
               (v) any Liabilities of Seller or any Seller Entity for expenses or fees arising out of the negotiation and preparation of this Agreement and the Ancillary Agreements or the consummation of the Acquisition, including attorneys’ and accountants’ fees;
               (vi) subject to Section 8(f), any Liability of Seller or any Seller Entity with respect to Taxes and for Seller’s Liabilities for Taxes as described in Section 8(f);
               (vii) any Liability of Seller or any Seller Entity arising as a result of any violation or alleged violation of Environmental Laws prior to the Closing;
               (viii) any Liability of Seller or any Seller Entity relating to its employees, including any wages, salary, employee benefits, severance compensation and bonus payments; and
               (ix) all Liabilities arising out of or relating to any Excluded Asset.
          (f) Allocation of Purchase Price. As soon as practicable following the Closing, Buyer shall determine in good faith the allocation of the Final Purchase Price and the Assumed Liabilities among the Assets based upon good faith estimates of fair market values, and shall present such determination to Seller for its review and approval, which shall not be unreasonably withheld. In the event that Buyer and Seller fail to agree on the allocation of the Final Purchase Price and the Assumed Liabilities within sixty (60) days of the Closing, all allocation matters in dispute shall be referred for final determination to an independent accounting firm of national standing (the “Allocation Arbiter”) selected by Seller, and reasonably acceptable to Buyer, the expense of which shall be borne equally by Seller and Buyer. Promptly, but no later than thirty (30) days after its acceptance of appointment, the Allocation Arbiter shall determine (based solely on presentations by Seller and Buyer and not by independent review)

only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of the Final Purchase Price and Assumed Liabilities, which report shall be conclusive and binding upon the parties. Neither Buyer nor Seller, nor any of their respective Affiliates, unless required to do so by applicable law, shall take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with the final allocation determined by Buyer and Seller or, if applicable, the determination of the Allocation Arbiter.
          2. Closing.
          (a) Closing. The closing (the “Closing”) of the Acquisition shall be held at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois at 10:00 a.m., local time, on the first Friday that is at least three (3) business days following satisfaction of the conditions to Closing set forth in Sections 3(a) and 3(b) (excluding execution and delivery of documents to be delivered at Closing) or as otherwise mutually agreed by Buyer and Seller. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date”, and the Closing shall be deemed effective as of the closing of business on the Closing Date (the “Effective Time”).
               (i) At the Closing, subject to and on the terms and conditions set forth in this Agreement, Buyer shall deliver to Seller and the Seller Entities (A) (x) by wire transfer to bank accounts designated in writing by Seller immediately available funds in an amount equal to the Base Purchase Price, if the Base Purchase Price is paid in cash at the Closing, or (y) if the Base Purchase Price is paid in Stock Consideration as of the Closing, the shares of Buyer Preferred Stock constituting the Stock Consideration, together with one or more stock certificates representing the Buyer Preferred Stock, (B) instruments of assumption in form and substance reasonably satisfactory to Seller and its counsel evidencing and effecting the assumption by Buyer of the Assumed Liabilities and such other documents as are specifically required by this Agreement, (C) certified copies of resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, (D) certified copies of Buyer’s organizational documents and any other documents defining the rights of Buyer’s shares (including Buyer Preferred Stock, if applicable), (E) a certificate of the Secretary or an Assistant Secretary of Buyer as to the incumbency of the officer(s) of Buyer (who shall not be such Secretary or Assistant Secretary) executing this Agreement and the Ancillary Agreements, (F) a short-form certificate of good standing of Buyer, certified by the jurisdiction of formation of Buyer as of a date not more than five (5) business days prior to the Closing Date, and (G) if the Base Purchase Price is paid in Stock Consideration at the Closing, an opinion of Buyer’s counsel in the form attached hereto as Exhibit B.
               (ii) At the Closing, subject to and on the terms and conditions set forth in this Agreement, Seller shall deliver or cause to be delivered to Buyer (A) subject to Section 8(f), such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale and transfer to Buyer of the Assets, (B) certified copies of resolutions duly adopted by Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, (C) certified copies of Seller’s certificate of incorporation and bylaws, (D) a certificate of the Secretary or an Assistant Secretary of Seller as

to the incumbency of the officer(s) of Seller (who shall not be such Secretary or Assistant Secretary) executing this Agreement and the Ancillary Agreements, (E) a short-form certificate of good standing of Seller, certified by the Secretary of State of the State of Wisconsin as of a date not more than five (5) business days prior to the Closing Date, (F) a non-foreign affidavit dated as of the Closing Date, in form and substance set forth in Treasury Regulation §1445 stating that Seller is not a “foreign person” as defined in Code §1445 (the “FIRPTA Affidavit”), and (G) the written release of all Liens (other than Permitted Liens) relating to the Assets, in form and substance acceptable to Buyer, executed by the holder of parties to each such Lien. It is understood that none of the instruments and assignments referred to in this paragraph shall require Seller, any Seller Entity or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement.
               (iii) Certain of the Assets may be in the possession of third parties (such as contract manufacturers or warehousemen) or in transit on the Closing Date. Prior to the Closing, except as otherwise provided herein, Seller and Buyer shall agree on reasonable procedures to transfer possession of such Assets to Buyer as soon as practicable after the Closing Date, and Seller shall provide reasonable assistance to Buyer in connection with the transfer thereof. All out-of-pocket costs incurred by Seller and Buyer in connection with transferring such Assets shall be borne equally by Buyer and Seller.
          (b) Purchase Price.
               (i) The “Base Purchase Price” shall be an amount equal to (x) if the Base Purchase Price is to be paid in cash at the Closing, Two Hundred Seventy Five Million Dollars ($275,000,000), or (y) if the Base Purchase Price is to be paid in Stock Consideration at the Closing, Three Hundred Ten Million Dollars ($310,000,000).
               (ii) Buyer shall use from and after the date hereof commercially reasonable efforts to effectuate an offering (the “Offering”) in order to fund the Base Purchase Price with cash. In the event that Buyer is unable to complete the Offering by June 1, 2009, Buyer shall have the option, exercisable upon written notice to Seller no later than three (3) days prior to the Closing, to pay the Base Purchase Price with Stock Consideration; provided, however, that at any time prior to the Closing Date, Buyer may re-elect in its sole discretion to pay the Base Purchase Price in cash.
               (iii) The “Stock Consideration” shall be the number of shares of Buyer Preferred Stock calculated by dividing the Base Purchase Price by the Original Series A Issue Price of the Buyer Preferred Stock (as defined in the Certificate of Designation of the Buyer Preferred Stock).
          (c) Purchase Price Adjustment.
               (i) Within forty-five (45) days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (in its final and binding form, the “Statement”) setting forth the Inventory Amount. In connection with the preparation of the Statement, Seller and Buyer shall jointly take and prepare a physical count of the Transferred Inventory which shall take into account any Inventory sold between the Effective Time and such physical count.

During the thirty (30) days immediately following Buyer’s receipt of the Statement, Buyer shall be permitted to review the final working papers relating to the Statement. The Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted; provided, that no such Notice of Disagreement shall be provided unless the aggregate amount of disagreements noticed is at least $100,000. If a timely Notice of Disagreement is received by Seller, then the Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Firm. During the thirty (30) days immediately following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. During such period, Seller shall have full access to the final working papers of Buyer prepared in connection with Buyer’s preparation of the Notice of Disagreement. At the end of such thirty (30)-day period, Seller and Buyer shall submit to Deloitte LLP (the “Firm”) for review and resolution of any and all matters which remain in dispute and which were properly included in the Notice of Disagreement, and the Firm shall make a final determination of the Inventory Amount, which determination shall be binding on the parties (it being understood, however, that the Firm shall act as an arbitrator to determine, based solely on presentations by Buyer and Seller (and not by independent review), only those matters which remain in dispute and which were properly included in the Notice of Disagreement). The Statement shall become final and binding on Buyer and Seller on the date the Firm delivers its final resolution to the parties (which final resolution shall be delivered as soon as practicable following the selection of the Firm). The Firm shall be selected by Seller and Buyer or, if the parties are unable to agree, by Seller’s and Buyer’s independent accountants. The fees and expenses of the Firm pursuant to this Section 2(b) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.
               (ii) The Base Purchase Price shall be either increased by the amount by which the Inventory Amount exceeds Base Inventory Amount or decreased by the amount by which the Base Inventory Amount exceeds the Inventory Amount (the Base Purchase Price, as so increased or decreased, being referred to herein as the “Final Purchase Price”). If the Base Purchase Price is less than the Final Purchase Price, Buyer shall, and if the Base Purchase Price is greater than the Final Purchase Price, Seller shall, within five (5) business days after the Statement becomes final and binding on the parties, make payment to the other party by wire transfer in immediately available funds of the amount of such difference. Such payment shall be in cash notwithstanding the form of consideration utilized for the Base Purchase Price paid at the Closing.
          3. Conditions to Closing.
          (a) Buyer’s Obligation. The obligation of Buyer to purchase and pay for the Assets and assume the Assumed Liabilities is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

               (i) The representations and warranties of Seller made in this Agreement shall be true and correct as of the date hereof and, except to the extent of changes or developments expressly contemplated by the terms of this Agreement, shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date, except (x) to the extent of changes caused by the transactions expressly contemplated hereby, (y) for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time) and (z) for breaches of representations and warranties that, without taking into account any qualification, exception or limitation as to materiality or Business Material Adverse Effect contained in such representation or warranty, would not individually or in the aggregate have a Business Material Adverse Effect.
               (ii) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase and sale of the Assets or the exercise by Buyer of control over the Assets.
               (iii) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated, and Buyer and Seller shall have received the governmental approvals and consents listed or described on Schedule 3(a)(iii).
               (iv) Seller shall have executed and delivered the Ancillary Agreements referred to in Section 8(h).
               (v) There shall not have occurred a Business Material Adverse Effect since April 3, 2009.
               (vi) This Agreement shall not have been terminated in accordance with the provisions of Section 9.
               (vii) Seller shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed or satisfied by Seller prior to or at the Closing, and Seller shall have delivered to Buyer a certificate dated as of the Closing Date and signed by the President or Vice President of Seller confirming the foregoing.
          (b) Seller’s Obligation. The obligation of Seller to sell and deliver or cause to be sold and delivered the Assets to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:
               (i) The representations and warranties of Buyer made in this Agreement shall be true and correct as of the date hereof and, except to the extent of changes or developments expressly contemplated by the terms of this Agreement, shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date, except (x) to the extent of changes caused by the transactions expressly contemplated hereby, (y) for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and (z) for breaches of such representations and warranties that, without taking into account any qualification, exception or limitation as to materiality or Buyer Material Adverse Effect contained in such representation or warranty, would not individually or in the aggregate have a Buyer Material Adverse Effect or a material and adverse effect on the expected benefits to Seller of the transactions contemplated by this Agreement.
               (ii) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase and sale of the Assets.
               (iii) The waiting period under the HSR Act shall have expired or been terminated, and Buyer and Seller shall have received the governmental approvals and consents listed or described on Schedule 3(a)(iii).
               (iv) Buyer shall have executed and delivered the Ancillary Agreements.
               (v) If the Base Purchase Price is to be paid in Stock Consideration at the Closing, no Buyer Material Adverse Effect shall have occurred since December 31, 2008.
               (vi) This Agreement shall not have been terminated in accordance with the provisions of Section 9.
               (vii) Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed or satisfied by Buyer prior to or at the Closing, and Buyer shall have delivered to Seller a certificate dated as of the Closing Date and signed by the President or Vice President of Buyer confirming the foregoing.
          (c) Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Section 3 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.
          4. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:
          (a) Authority; No Conflicts.
               (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Seller has all requisite corporate power and authority to own, lease and operate the Business’ properties and to carry on the Business as it is now being conducted. Seller also has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements as are contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller, and the Ancillary Agreements shall be duly and validly executed and delivered by Seller. This Agreement and the Ancillary Agreements constitute, or will, when duly executed and delivered, constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity) and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
               (ii) Except as set forth on Schedule 4(a)(ii), the execution and delivery by Seller of this Agreement and the Ancillary Agreements do not, and the consummation by Seller of the transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the Assets under, or require any filing, consent, authorization, permit or approval under (A) any provision of the certificate of incorporation or by-laws of Seller, (B) any Contract or (C) any judgment, order or decree or any statute, law, ordinance, rule or regulation applicable to the Business or the Assets, other than (I) any such conflicts, violations, defaults, rights or liens, claims, encumbrances, security interests, options, charges or restrictions that, individually or in the aggregate, would result in damages, fines or penalties in excess of $1,000,000, (II) any such consents, authorizations or approvals required under the HSR Act or listed or described on Schedule 3(a)(iii) or that may be required solely by reason of Buyer’s participation in the transactions contemplated hereby, or (III) the matters disclosed on Schedule 4(e).
          (b) Financial Schedules. Schedule 4(b) sets forth the unaudited schedules of net sales and product contribution for the Business for each of the fiscal years ended June 29, 2007 and June 27, 2008 and the interim unaudited schedules of net sales and product contribution for the Business for the nine (9)-month period ended April 3, 2009 (collectively, the “Financial Schedules”). Such information was derived from the books and records of the Seller (which are maintained in a manner that permits Seller to prepare its consolidated financial statements in accordance with GAAP) and fairly presents, in all material respects, the operating information purported to be shown thereby.
          (c) Title to Tangible Assets. Seller or the applicable Seller Entity has good and valid title to all Transferred Inventory and Transferred Equipment, except for Inventory sold or otherwise disposed of after the date hereof in the ordinary course of business consistent with past practice, free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except Permitted Liens. All of the Transferred Inventory is usable or salable in the ordinary course and is not physically damaged, previously used, obsolete or discontinued, subject only to the reserve, if any, for inventory write-down set forth on the Statement. The Transferred Equipment has been maintained in all material respects in accordance with normal industry practice and is in good operating condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it is currently used. This Section 4(c) does not relate to any intellectual property matters, such items being the subject of Section 4(d).
          (d) Intellectual Property.

               (i) Except as disclosed on Schedule 4(d), as of the date of this Agreement, Seller or one of the Seller Entities owns the Primary Intellectual Property in the jurisdictions listed on Schedule 1(b)(iv)(A) and Schedule 1(b)(iv)(B) and subject to the limitations set forth on Schedule 1(b)(iv)(A) and Schedule 1(b)(iv)(B), free and clear of all Liens. Except as set forth on Schedule 4(d), no Claims are pending in writing or, to the knowledge of Seller, threatened against Seller or any of the Selling Entities as of the date of this Agreement by any third party claiming that the use of the Primary Intellectual Property in the operation or conduct of the Business infringes the intellectual property rights of any such third party. Except as set forth on Schedule 4(d), neither Seller nor any of the Seller Entities has granted any third party a license to any of the Primary Intellectual Property that is currently in effect, other than licenses to end-users, customers, suppliers, distributors, co-packers and contractors of Seller or any Seller Entity in the ordinary course of business (including cross-promotional arrangements).
               (ii) Except as disclosed on Schedule 4(d) and subject to Section 8(a), to the knowledge of Seller, the transfer of the Assets and the assumption of the Assumed Liabilities, together with Buyer’s rights under the Ancillary Agreements and this Agreement, will provide Buyer with the intellectual property rights that will enable Buyer to continue to conduct the Business immediately after the Closing in substantially the same manner as conducted by Seller as of the date hereof.
               (iii) Except as disclosed on Schedule 4(d), all required filings, renewals, and declarations of use for the registered Primary Intellectual Property have been made and all maintenance fees for the registered Primary Intellectual Property have been paid.
               (iv) Except as disclosed on Schedule 4(d), no Primary Intellectual Property has been, since January 1, 2004, the subject of any litigation or, to the knowledge of Seller, threat of litigation, or is the subject of any pending opposition, cancellation, interference or similar adversarial proceeding by or before any governmental authority.
               (v) Except as disclosed on Schedule 4(d), neither Seller nor any Seller Entity has entered into any Contracts relating to the Primary Intellectual Property that would have a Business Material Adverse Effect.
               (vi) Except as disclosed on Schedule 4(d), no claims of a Person infringing or otherwise violating any rights of Seller or any Seller Entity in or to the Primary Intellectual Property are pending or, to the knowledge of Seller, threatened by Seller or any Selling Entity against any such Person.
               (vii) Except as disclosed on Schedule 4(d), the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any rights of Buyer to own, use or license any Primary Intellectual Property. Since December 31, 2008, neither Seller nor any Seller Entity has disposed of, transferred, conveyed, assigned, or permitted to lapse any Primary Intellectual Property, other than in the ordinary course of business or pursuant to a confidentiality agreement.

               (viii) Except as disclosed on Schedule 4(d), no Claims are pending in writing or, threatened in writing against Seller or any of the Selling Entities as of the date of this Agreement by any third party in which it is asserted that any composition, machine, process or manufacture used, manufactured, sold, offered for sale, or imported in connection with the Business infringes a patent, trademark, service mark, trade secret, copyright or other intellectual property right of any such third party.
               (ix) Except as disclosed on Schedule 4(d), there are no settlement agreements, consents, orders, forbearances to sue or similar obligations which restrict any rights of Seller or any Seller Entity to use, sell or license any Primary Intellectual Property.
          Buyer acknowledges and agrees that Seller does not make, and expressly disclaims, any representations or warranties (other than Section 4(d)(ii)) relating to any of the Other Intellectual Property or any of the intellectual property not included in the Primary Intellectual Property or the Other Intellectual Property.
          (e) Contracts. Except as disclosed on Schedule 1(b)(iii) or Schedule 4(e), each Contract is a valid and binding obligation of the Seller or the applicable Seller Entity and, to the knowledge of Seller, of the other party to such Contract, and is in full force and effect, except to the extent such Contract expires in accordance with its terms. Except as disclosed on Schedule 1(b)(iii) or Schedule 4(e) each applicable Seller Entity or Seller, as the case may be, and, to the knowledge of Seller, other party to any such Contract, has performed all material obligations required to be performed by it to date under such Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Seller has made available to Buyer access to true, complete and correct copies of each material Contract, and no such Contract has been modified or amended in any material respect, except as reflected on Schedule 4(e). To the knowledge of Seller, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute, a default under or a violation of any Contract or Purchase Order in any material respect by Seller or any other party to such Contract or Purchase Order or would cause the acceleration or termination of, or provide any party the right to accelerate or terminate, any material obligation of any party thereto or the creation of a Lien other than a Permitted Lien upon any Asset, or would require any consent thereunder.
          (f) Litigation; Decrees. Except as set forth on Schedule 4(f), there are no lawsuits, actions or proceedings pending or, to the knowledge of Seller, threatened against the Business and, to the knowledge of Seller, there are no matters which would result in any lawsuits, actions, investigations, and/or allegations of infringement, wrongdoing, or liability with respect to the Business that would have a Business Material Adverse Effect. Seller has made available to Buyer access to true, complete and correct copies of all complaints, motions, responses, notices and other documentation and correspondence relating to any pending judicial proceeding against the Business.
          (g) Absence of Changes or Events. Except as set forth on Schedule 4(g) or the other Schedules hereto, since April 3, 2009, (i) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice; (ii) there has not occurred any event having, and there has not been, a Business Material Adverse Effect, and, to the knowledge of Seller, there have not occurred any events or changes (including the occurrence of any liabilities of any nature, whether or not accrued or contingent) in or to the Business which would have, individually or in the aggregate, a Business Material Adverse Effect; (iii) none of the Seller or any Seller Entity (with respect to the Business) have taken any of the actions set forth in Section 5(b) of this Agreement; and (iv) there has not been any sale, lease, license, abandonment or other disposition by the Seller or any Seller Entity of any material assets used exclusively in the Business, except (x) in the ordinary course of the Business; (y) to another Seller Entity; or (z) relating to the transactions contemplated hereby. Buyer acknowledges that there may be a disruption to the Business as a result of the execution of this Agreement, the announcement by Buyer of its intention to purchase the Business or the announcement by Seller, if any, of its intention to sell the Business, or the consummation of the transactions contemplated hereby, and Buyer agrees that such disruptions do not and shall not constitute a breach of this Section 4(g).
          (h) Compliance with Applicable Laws. Except as set forth on Schedule 4(h) or the other Schedules hereto, the Business is being conducted in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality.
          (i) Product Registrations; Regulatory Compliance. The Business is not required to maintain any material product registrations in order to market any product of the Business.
          (j) Customers. Schedule 4(j) sets forth a true, complete and correct list of the Business’ ten (10) largest customers by volume of sales (by both unit and dollar volume), for each of the years ended June 29, 2007, June 27, 2008 and the nine (9)-month period ended April 3, 2009. During the period from January 2, 2009 to the date of this Agreement, Seller has not received written notice from any customer listed on Schedule 4(j) to the effect that such customer will stop, or materially decrease the rate of, buying materials, products or services from the Business.
          (k) Suppliers. Schedule 4(k) sets forth a true, complete and correct list of the Business’ five (5) largest suppliers by volume of purchases (by both unit and dollar volume) for the year ended April 3, 2009. During the period from January 2, 2009 to the date of this Agreement, Seller has not received written notice from any supplier listed on Schedule 4(k) to the effect that such supplier will stop, or materially decrease the rate of, supplying materials, products or services to the Business.
          (l) Product Liability Claims. Except as described on Schedule 4(l), since January 1, 2004, Seller has not received notice or information as to any material claim or allegation of personal injury, death, or property or economic damages, any material claim for punitive or exemplary damages, or any claim for contribution or indemnification. Schedule 4(l) accurately and completely describes all such material claims, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount).

          (m) Assets. Subject to Section 8(a), the transfer of the Assets and the assumption of the Assumed Liabilities, together with Buyer’s rights under the Ancillary Agreements and this Agreement, will provide Buyer with the property, property rights and other rights that will enable Buyer to continue to conduct the Business immediately after the Closing in substantially the same manner conducted by Seller as of the date hereof. This Section 4(m) does not relate to any intellectual property matters, such items being the subject of Section 4(d).
          5. Covenants of Seller. Seller covenants and agrees as follows:
          (a) Access. Prior to the Closing, Seller shall grant to Buyer or cause to be granted to Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours, upon reasonable notice and in compliance with Seller’s facility access requirements, to the personnel, properties, books and records of Seller and the Seller Entities relating to the transition of the Business to Buyer; provided, however, that (i) such access does not unreasonably interfere with the normal operations of Seller, the Seller Entities or the Business; (ii) all requests for access shall be directed to Marc L. English, or such other Person as Seller may designate from time to time and (iii) nothing contained in this Section 5(a) shall obligate Seller, any of the Seller Entities or any of their respective Affiliates to breach any duty of confidentiality owed to any Person, whether such duty arises contractually, statutorily or otherwise.
          (b) Ordinary Conduct. Except as permitted by the terms of this Agreement or as set forth in Schedule 5(b), from the date hereof through the Effective Time, Seller will cause the Business to be conducted in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact the Business and related relationships with customers, suppliers and other third parties to the extent such relationships relate to the Business. Except as provided in this Agreement or Schedule 5(b), from the date hereof through the Effective Time, neither Seller nor any Seller Entity will do any of the following without the prior written consent of Buyer:
               (i) make any material change in the conduct of the Business, except as specifically contemplated by this Agreement;
               (ii) transfer, sell, lease or otherwise dispose of, or agree to transfer, sell, lease, license or otherwise dispose of, any interest in any of the Assets, except for sales of Inventory in the ordinary course of business;
               (iii) permit, allow or subject any of the Assets or any part thereof to be subject to any mortgage, pledge, security interest, encumbrance or lien or suffer such to be imposed, except for Permitted Liens incurred in the ordinary course of business consistent with past practice;
               (iv) modify, amend or terminate any Contract in any material respect or waive, release or assign any material rights or claims of the Business;
               (v) change any accounting methods used in maintaining the financial records of the Business other than as may be required by GAAP; or

               (vi) enter into any transaction or take any action that would result in a Business Material Adverse Effect.
          (c) Covenant Not to Compete.
               (i) Seller agrees that for a period of five (5) years following the Closing Date (the “Restricted Period”), it shall not, either for itself or for any Affiliate, engage in the business of manufacturing, marketing or selling any consumer products that constitute creams, gels, foams or lotions that are marketed for shave preparation, in each case anywhere in world (the “Restricted Business”); provided that, notwithstanding the foregoing, Seller and its Affiliates may (A) engage in the Restricted Business through either The Caldrea Company or The Fruits & Passion Group Inc. (each of which is a recently acquired independent Subsidiary of Seller), as well as their respective controlled Affiliates so long as no such entity, individually or collectively with the other entities, derives more than $5,000,000 of net revenues (the “Revenue Limit”) from the Restricted Business during any given fiscal year during the Restricted Period, B) perform their respective obligations under the Ancillary Agreements, and (C) purchase or otherwise become affiliated with any enterprise engaged in the Restricted Business so long as Seller uses reasonable efforts, as soon as reasonably practicable, to divest or cease to engage in all or part of such enterprise’s Restricted Business to the extent that such enterprise derived more than the Revenue Limit from the Restricted Business for its most recently completed fiscal year such that the Revenue Limit would not be exceeded after giving effect to such divestiture or cessation of all or part of the Restricted Business. For purposes hereof, the term “consumer product” means any product purchased by the ultimate consumer for use in the home. The running of the Restricted Period shall be tolled during any period of time during which Seller is in breach of its obligations under this Section 5(c), as determined by a final order of a court.
               (ii) Seller agrees that during the Restricted Period, it shall not to use or disclose to any other Person except (x) as necessary under this Agreement, the Transition Services Agreement or the Contract Manufacturing Agreement, or (y) as required by law, regulation, or court order, any trade secrets or confidential matters concerning the Business that are included in the Assets, including any Primary Intellectual Property or any Other Intellectual Property which Seller currently deems to be confidential (whether or not a trade secret under applicable law).
               (iii) Seller acknowledges that the restrictions in this Section 5(c) are reasonable and agrees that in the event of any breach thereof the harm to Buyer and the Business will be irreparable and without adequate remedy at law and therefore that injunctive relief with respect thereto would be appropriate. In the event that a court of competent jurisdiction determines, in an action brought by or on behalf of Buyer, that any of the foregoing provisions are unenforceable as stated, the parties intend that such restrictions be modified to permit the maximum enforceable restriction on Seller’s and its Affiliates’ competition with the Business.
          6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:
          (a) Authority; No Conflicts.

               (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings, including approval by Buyer’s board of directors, required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer, and the Ancillary Agreements shall be duly and validly executed and delivered by Buyer. This Agreement and the Ancillary Agreements constitute, or will constitute, as the case may be, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity) and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
               (ii) The execution and delivery by Buyer of this Agreement and the Ancillary Agreements do not, and the consummation by Buyer of the transactions contemplated hereby and thereby and compliance by Buyer with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Buyer under, or require any consent, authorization or approval under any provision of (A) the Articles of Incorporation or By-laws of Buyer, (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer is a party or by which any of its properties or assets are bound, or (C) any judgment, order or decree, or any statute, law, ordinance, rule or regulation applicable to Buyer or its property or assets, other than any such consent, authorization or approval required under the HSR Act or listed or described on Schedule 3(a)(iii).
          (b) Actions and Proceedings, etc. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, which directly relate to the transactions contemplated hereby.
          (c) Availability of Funds; Issuance of Stock. At the Closing, if Buyer elects to pay the Base Purchase Price in cash, Buyer will have sufficient funds to enable it to consummate the transactions contemplated by this Agreement. If Buyer elects to pay the Base Purchase Price with Stock Consideration, the Buyer Preferred Stock comprising the Stock Consideration shall be duly and validly authorized, and not subject to any preemptive or similar rights with respect to its issuance, and when issued and delivered pursuant to this Agreement, shall be validly issued, fully paid and non-assessable.

          (d) Common Stock Outstanding. Buyer’s Articles of Incorporation authorize the issuance of up to Three Hundred Million (300,000,000) shares of common stock and Ten Million (10,000,000) shares of preferred stock, par value $.01 per share. As of May 4, 2009, there are 58,359,170, shares of Buyer common stock issued and outstanding and no shares of preferred stock have been issued. All presently outstanding shares of Buyer common stock have been validly issued, fully paid and are non-assessable. Except as set forth in Buyer’s Financial Statements, there are (i) no options, warrants, calls or agreements for the issuance of Buyer common stock, (ii) no contracts for the authorization or issuance of any other class of securities of Buyer, and (iii) no outstanding securities convertible or exchangeable into shares of Buyer common stock or other equity securities of Buyer.
          (e) Buyer Financial Statements; SEC Filings and Compliance with Laws. The Buyer Financial Statements present fairly, in all material respects, the financial position and results of operations of Buyer, as of the dates thereof, in conformity with GAAP applied on a consistent basis. All required periodic filings have been made by Buyer in compliance with federal securities laws and the regulations of the Securities and Exchange Commission, or by any other applicable law, rule or regulation within the past three (3) years, have been made and, as of their respective filing dates, such filings did not contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any such filing has been revised or superseded by a document filed at a later date, no filing with the Securities and Exchange Commission, nor the Buyer Financial Statements, currently contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. During such three (3) year period, Buyer has complied in all material respects with applicable federal, state and local laws, rules and regulations, both as to form and substance.
          (f) Shareholder Vote. No vote or other action by the stockholders of Buyer is required by law, Buyer’s articles of incorporation and bylaws, or the rules or regulations of any stock exchange on which the Buyer common stock is listed or quoted in order for Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
          7. Covenants of Buyer. Buyer covenants as follows:
          (a) Confidentiality. Buyer acknowledges that all information provided to any of it and its Affiliates, agents and representatives by Seller and its Affiliates, predecessors, agents and representatives is subject to the terms of a confidentiality agreement between Seller and Buyer or one of its Affiliates or other beneficial owners (the “Confidentiality Agreement”), the terms of which are hereby incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate only with respect to information provided to Buyer or its Affiliates, agents or representatives that relates exclusively to the Business, the Assets and the Assumed Liabilities. The Confidentiality Agreement will remain in full force and effect with respect to any and all information provided or made available to Buyer and its Affiliates, agents and representatives by or on behalf of Seller concerning Seller and its Affiliates (other than information relating exclusively to the Business, the Assets and the Assumed Liabilities).

          (b) No Additional Representations.
               (i) Buyer acknowledges that neither Seller nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Assets, the Assumed Liabilities or the Business, except as expressly set forth in Section 4, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets and that, except for the express representations and warranties of Seller contained in Section 4, Buyer takes the Assets on an “as is” and “where is” basis, and Buyer further agrees that neither Seller nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including the Confidential Information Memorandum prepared by Goldman, Sachs & Co. (the “Information Memorandum”) and any information, document, or material made available to Buyer in any “data rooms,” management presentations or supplemental due diligence information provided to Buyer, in connection with discussions or access to management of the Business or in any other form in expectation of the transactions contemplated by this Agreement except as specifically provided in Section 11.
               (ii) In connection with Buyer’s investigation of the Business, Buyer has received certain projections, including projected statements of revenue, gross profit and product contribution of the Business for the fiscal year ending in June 2009 and certain other business information for such fiscal year and succeeding fiscal years. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates and projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against Seller with respect thereto. Accordingly, Seller makes no representation or warranty with respect to such estimates and projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates and projections and forecasts). In addition, Seller makes no representation or warranty with respect to information relating to historical operating profit set forth in the Information Memorandum, in any “data room” or management presentation, in any supplemental due diligence information provided to Buyer, in connection with discussions or access to management of the Business, or otherwise except as specifically provided in Section 11, and Buyer acknowledges and agrees that it is not relying on any of the information referred to in this Section in any manner whatsoever.
          (c) Customer Notification; UPC Codes. Buyer shall (i) within thirty (30) days following the Closing, send all customers of the Business, detailed in the Commercial Information, a written notice (as approved by Seller) of the consummation of the transactions contemplated hereby, unless otherwise provided in the Transition Services Agreement, and request that all such customers change their respective billing and invoicing codes as appropriate to reflect the change in ownership of the Business and (ii) within three (3) years following the Closing, change all universal product codes or similar bar codes (“UPC Codes”) relating to the Products. Buyer agrees to promptly reimburse Seller for all Losses that Seller may incur due to Buyer’s use of the Seller’s UPC Codes after the Closing.

          (d) Employees. Buyer acknowledges that the employees of the Seller and the Seller Entities are a key component to the success of the Seller and the Seller Entities and that the preservation of the employee base of the Seller and the Seller Entities is critical to, among other things, the prospects of the Seller. Consequently, Buyer agrees that, for a period of eighteen (18) months from the date of the Confidentiality Agreement, neither Buyer nor any of its Affiliates shall solicit to leave employment, hire or otherwise engage (except as permitted by the Transition Services Agreement) any individual who participated in the Business, either on a full-time or part-time basis, or any individual with whom Buyer or its representatives had contact during the due diligence and negotiation relating to the Acquisition, at any time between the date of the Confidentiality Agreement and the Closing Date, or in any way interfere with the employment relationship between the Seller and any such individual; provided, however, that (i) Seller agrees to negotiate in good faith with Buyer to determine whether to permit Buyer to solicit for employment any such dedicated Business employees that Buyer identifies in writing to Seller prior to the Closing as critical to its ongoing operation of the Business following the Closing to the extent that such employee remains employed by Seller; (ii) the above restrictions on solicitation and hiring shall not apply to any individual that has, without any solicitation or encouragement by Buyer, terminated his or her employment with Seller or a Seller Entity, and (iii) generalized advertisement of employment opportunities including in trade or industry publications (if not focused specifically on or directed in any way any such individual) shall not be deemed to cause a breach of the non-solicitation restrictions set forth herein.
          8. Mutual Covenants. Seller and Buyer covenant and agree as follows:
          (a) Consents.
               (i) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign, directly or indirectly, any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted direct or indirect assignment thereof, without the consent, approval or authorization (“Consent”) of a third party, would constitute a breach, default, violation or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, claim or right, or would in any way adversely affect the rights of Seller or any of the Seller Entities or, upon transfer, Buyer under such asset, claim or right. If any direct or indirect transfer or assignment by Seller or any of the Seller Affiliates to Buyer, or any direct or indirect acquisition or assumption by Buyer of, any interest in, or Liability under, any asset, claim or right requires the Consent of a third party, then such transfer or assignment or assumption shall be made subject to such Consent being obtained. At Buyer’s written request prior to the Closing, Seller shall cooperate with Buyer for up to one hundred eighty (180) days after the Closing in any reasonable manner (not including the payment of any consideration or the concession of any right) in connection with Buyer’s obtaining any such Consents.
               (ii) If any such Consent is not obtained prior to the Closing, the Closing shall nonetheless take place on the terms set forth herein and then the legal interest in such Assets requiring such Consent shall not be sold, assigned, transferred or conveyed unless and until such Consent or waiver thereof is obtained. For one hundred eighty (180) days after the Closing, Seller shall use its commercially reasonable efforts (not including the payment of any consideration or concession of any right) to secure such Consent as promptly as practicable after the Closing and Seller shall provide or cause to be provided all commercially reasonable assistance to Buyer (not including the payment of any consideration or concession of any right) reasonably requested by Buyer to secure such Consent. Pending receipt of any such Consent, Seller shall hold any such non-assigned asset, claim or right for the benefit and at the risk of Buyer and shall cooperate with Buyer, without the payment of any additional consideration by Buyer, in any lawful and commercially reasonable arrangement reasonably proposed by Buyer designed to provide the benefits of ownership thereof to Buyer and under which (i) Buyer shall obtain (without infringing upon the legal rights of such third party or violating any applicable law) the economic claims, rights and benefits under the asset, claim or right with respect to which the Consent has not been obtained in accordance with this Agreement and (ii) Buyer shall assume any related economic burden (including the amount of any related tax costs imposed on Seller, any of the Seller Entities or any of their respective Affiliates) with respect to the asset, claim or right with respect to which the Consent has not been obtained in accordance with this Agreement.
               (iii) Buyer acknowledges that the contracts and arrangements that are listed or described on Schedule 8(a)(iii) attached hereto shall not constitute Assets and shall not be assigned by Seller or the applicable Seller Entity to Buyer (such contracts and arrangements being referred to herein as the “Shared Contracts”). With respect to a Shared Contract, at Buyer’s written request prior to the Closing and for up to one hundred eighty (180) days after the Closing Date, Seller shall cooperate (without the payment of any consideration or concession of any right) with Buyer in a commercially reasonable manner in connection with Buyer’s efforts to obtain the agreement of the other party or parties to any such Shared Contract to enter into a separate agreement with Buyer with respect to the matters covered by such Shared Contract as they relate to the Business. Buyer agrees that neither Seller nor any Seller Entity shall have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such separate agreement or the breach of any separate agreement between any third party and Buyer.
          (b) Cooperation.
               (i) Buyer and Seller shall cooperate as reasonably requested for a period of one hundred eighty (180) days after the Closing (or for such longer period to the extent required by the Transition Services Agreement) to provide for an orderly transition of the Assets and the Assumed Liabilities to Buyer and to minimize the disruption to the respective businesses of the parties hereto resulting from the transactions contemplated hereby. Except as otherwise provided in Section 8(a), each party shall bear its own out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8(b)(i). No party shall be required by this Section 8(b)(i) to take any action that would unreasonably interfere with the conduct of its business.
               (ii) Buyer and Seller agree and acknowledge that Seller is entitled to any and all proceeds from accounts receivable relating to the Business that were outstanding as of the Closing Date and Buyer is entitled to any and all proceeds from accounts receivable relating to the Business that arise on or after the Closing Date. Each party agrees to forward to the other any accounts receivable received by such party but to which such receiving party is not entitled in accordance with the first sentence of this Section 8(b)(ii) together with appropriate supporting documentation.

               (iii) Buyer and Seller will cooperate with each other in the defense or settlement of any lawsuits involving the Business for which they have responsibility under this Agreement by providing the other party and such other party’s legal counsel and other designated Persons, reasonable access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information regarding the Business as such other party may reasonably request, to the extent maintained or under the possession or control of the requested party. The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 8(b)(iii).
               (iv) Seller acknowledges Buyer’s desire to develop, within forty-five (45) days following the Closing Date, pro forma financial statements of the Business as of and for the year ended September 30, 2008, and as of and for the six (6) months ended March 31, 2009, which shall be prepared in accordance with GAAP. To that end, Seller agrees to cooperate with Buyer and to use commercially reasonable efforts to provide, or to cause to be provided by its Affiliates or its independent auditor such financial information with respect to the Business as Buyer may reasonably request in order to prepare such pro forma financial statements. Seller also agrees to provide Buyer reasonable access during normal business hours to its personnel, to assist Buyer, as Buyer may reasonably require or request, in the preparation of such financial statements. Buyer and its independent auditor shall also be permitted to review the supporting work papers for the information provided to the extent such information is exclusively related to the Business. Buyer agrees to promptly reimburse Seller for all expenses associated with providing such information and assistance to it. Buyer agrees and acknowledges that Seller makes and will make no representation or warranty with respect to such information and that Seller will not have any liability to Buyer or any other Person resulting from Buyer’s use of such information.
          (c) Publicity. Seller and Buyer shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of either Seller or Buyer, at the time of the signing of this Agreement. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Seller and Buyer shall also coordinate announcements to employees of Seller and/or the Seller Entities and of Buyer upon signing of this Agreement. Seller and Buyer agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or for financial reporting purposes and except that the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons are bound to an obligation requiring them to keep the terms of this Agreement confidential); provided, however, that any party may make a public disclosure it believes in good faith after consultation with legal counsel is required by law or the rules or regulations of any stock exchange on which the Buyer Common Stock is listed or quoted, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

          (d) Commercially Reasonable Efforts; Notification of Certain Matters. On the terms and subject to the conditions of this Agreement, each of Seller and Buyer shall use its commercially reasonable efforts to cause the Closing to occur, including taking all actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Each of Seller and Buyer shall not, and shall not permit any of their respective Affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Section 3 not being satisfied. Seller shall give prompt notice to Buyer and Buyer shall give prompt notice to Seller of (i) the occurrence of any event of which such notifying party has knowledge which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at the Effective Time; and (ii) any material failure of Buyer (on the one hand) or Seller (on the other hand), as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8(d) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
          (e) Compliance. Each of Seller and Buyer shall as promptly as practicable, but in no event later than five (5) business days following the execution and delivery of this Agreement, (i) file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) make such other filings as are necessary in other jurisdictions in order to comply with all applicable laws relating to competition and shall promptly provide any supplemental information requested by applicable governmental entities relating thereto. Buyer and Seller shall bear the costs and expenses of their respective filings; provided that that Buyer shall pay all filing fees in connection therewith. Each of Seller and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or such other applicable law. Each of Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable governmental entity and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act or such other applicable law. Each party shall use its commercially reasonable efforts to obtain any clearance required under the HSR Act or such other applicable law for the consummation of the transactions contemplated by this Agreement. Buyer shall take any and all actions necessary to ensure that (x) no requirement of or waiver, consent or approval of the FTC, the DOJ, any State Attorney General or other governmental entity, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding and (z) no other matter relating to any antitrust or competition law or regulation, would preclude consummation of the transactions contemplated by this Agreement by the Outside Date.
          (f) Sales and Transfer Taxes, etc.
               (i) All sales, use, gross receipts, excise, value-added, business, goods and services, transfer, recording, documentary, registration, duties, conveyancing taxes or similar taxes or expenses that may be imposed as a result of the sale and transfer of the Assets

(excluding any filing or recording fees or expenses payable in connection with the sale and transfer, and recordation of such transfer, of the Primary Intellectual Property and the Other Intellectual Property, which is governed by Section 2(a)(ii)), including and any duty or other tax chargeable in respect of any instrument transferring property, together with any and all penalties, interest and additions to tax with respect thereto shall be paid 50% by Seller and 50% by Buyer, and Seller and Buyer shall cooperate and submit all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws. Buyer and Seller shall also cooperate in providing each other with appropriate resale exemption certifications and other similar tax and fee documentation.
               (ii) With respect to registrations and applications for registration of the Primary Intellectual Property and the Other Intellectual Property included in the Assets, Buyer shall prepare, and Seller shall deliver at Closing or, upon the written request of Buyer within two (2) years after the Closing, customary assignments of such registrations and applications for registration in a form appropriate for recordation with the United States Patent and Trademark Office and corresponding governmental agencies or authorities responsible for intellectual property registrations in other appropriate jurisdictions, it being understood that the responsibility for and cost of preparing and legalizing any such documents shall be borne by Buyer, and the responsibility for and cost for governmental recordation fees shall be borne equally by Buyer and Seller, provided that Seller shall not be liable for any amount in excess of $100,000 nor shall Seller be liable for any counsel or service provider fees.
          (g) Transition Matters.
               (i) On or as soon as reasonably practicable following the Closing Date, Seller shall use its commercially reasonable efforts to deliver or cause to be delivered to Buyer copies of the Promotional Materials and the Commercial Information, in each case to the extent that such Promotional Materials and Commercial Information are in the possession of the Seller Entities or Seller. Except as otherwise provided in the Ancillary Agreements or this Agreement, following the Closing, Seller shall recognize Buyer’s title to the Primary Trademarks and the trademarks included in the Other Intellectual Property, and shall not use such trademarks in its or any of its Affiliates’ corporate name, business name, internet domain name, electronic mail addresses, as metatags, or in any other manner whatsoever. Seller will not seek to register such trademarks in its name nor authorize the use of any configuration, trademark, trade names or other designation confusingly similar to any of such trademarks. Notwithstanding the above, however, Buyer agrees that Seller and the Seller Entities may use any Promotional Materials that refer to or relate to the Business but that do not relate exclusively to the Business (the “SCJ Materials”), for up to one (1) year following the Closing Date.
               (ii) After the Closing, Buyer shall not use any Excluded Marks for any purpose. Notwithstanding the foregoing, Buyer shall be permitted, solely for a period of one hundred eighty (180) days following the Closing Date, (A) to use in commerce or publicly display the Promotional Materials that bear Excluded Marks, and (B) to use the existing packaging materials and labels included in the Transferred Inventory that bear the Excluded Marks, in each case exclusively in connection with the distribution, marketing and sale of finished Products included in the Transferred Inventory in a manner consistent with Seller’s practices prior to the Closing. Buyer shall destroy all Promotional Materials, packaging materials and labels bearing the Excluded Marks on or prior to the expiration of such period. Within one hundred eighty (180) days following the Closing Date, Buyer shall remove all Excluded Marks from all properties and assets included in the Assets.
               (iii) Buyer and Seller agree that Seller may maintain copies of any books and records and other financial data (collectively, the “Records”) that are included in the Assets and that are delivered to Buyer hereunder. Each party shall give the other party and its representatives reasonable cooperation and access, during normal business hours and upon reasonable notice, with respect to the Records as may be necessary for general business purposes, including the preparation of tax returns and financial statements and the management and handling of tax audits.
          (h) Ancillary Agreements. At the Closing, Buyer and Seller shall execute and deliver: (i) a Long Term Contract Manufacturing Agreement, in the form attached hereto as Exhibit C, (ii) a Transition Services Agreement, in the form attached hereto as Exhibit D, (iii) a Seller-to-Buyer License Agreement, in the form attached hereto as Exhibit E, and (iv) if the Base Purchase Price is paid in Stock Consideration, at Buyer’s option, a registration agreement with respect to the Buyer Preferred Stock in a form to be reasonably agreed upon by Buyer and Seller (collectively, the “Ancillary Agreements”).
          9. Termination.
          (a) General. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
               (i) by the mutual written consent of Seller and Buyer;
               (ii) by Seller if any of the conditions set forth in Section 3(b) shall have become incapable of fulfillment, and shall not have been waived by Seller;
               (iii) by Buyer if any of the conditions set forth in Section 3(a) shall have become incapable of fulfillment, and shall not have been waived by Buyer; or
               (iv) by Seller or Buyer if the Closing does not occur on or prior to September 30, 2009 (the “Outside Date”); provided, however, that a party may seek termination pursuant to clause (ii), (iii) or (iv) above only if such party is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
          (b) Obligations Upon Termination. In the event of termination by Seller or Buyer pursuant to this Section 9, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
               (i) Buyer shall promptly return all documents and copies and other materials received from or on behalf of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

               (ii) all confidential information received by Buyer with respect to the Assets, the Assumed Liabilities and the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
          (c) Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 9, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section 8(c) relating to publicity, (iii) Section 15 relating to certain expenses, (iv) Section 16 relating to finder’s fees and broker’s fees and (v) this Section 9. Nothing in this Section 9 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.
          10. Survival of Representations. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Section 11(a) and Section 11(c) and shall terminate at the close of business on the date that is eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties provided in Section 4(a) and 6(a) with respect to the authority to enter into this Agreement and the Ancillary Agreements shall survive the Closing solely for purposes of Section 11(a) and Section 11(c) and shall not terminate earlier than required by the applicable statute of limitations, (ii) the representations and warranties provided in Section 4(d) (Intellectual Property) shall survive the Closing solely for purposes of Section 11(a) and Section 11(c) and shall terminate at the close of business on the third (3rd) anniversary of the Closing Date, and (iii) the representations and warranties provided in the first sentence of Section 4(c) (Title to Tangible Assets) shall survive the Closing solely for purposes of Section 11(a) and Section 11(c) and shall not terminate.
          11. Indemnification.
          (a) Indemnification by Seller. Seller shall indemnify Buyer, its Affiliates and each of their respective officers, directors, employees and agents and hold them harmless from any Liability, damage or expense (including reasonable legal fees and expenses) or Claims with respect thereto (“Losses”) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Seller contained in this Agreement and the other agreements contemplated hereby which survives the Closing, (ii) any breach of any covenant of Seller contained in this Agreement and the other agreements contemplated hereby requiring performance after the Closing Date and (iii) any Excluded Liability. Notwithstanding the foregoing: (A) Seller shall not have any liability under clause (i) above for breaches of representations and warranties unless the aggregate of all Losses relating thereto for which Seller would, but for this limitation, be liable exceeds on a cumulative basis an amount equal to four million five hundred thousand dollars ($4,500,000) (and then the Seller shall be liable for the full extent of such Indemnified Losses, including the aforementioned four million five hundred thousand dollars ($4,500,000)); (B) Seller shall not have any liability under clause (i) above for any individual item where the Loss relating to such item is less than $25,000, and such items resulting in an individual Loss of less than $25,000 shall not be aggregated for purposes of the first limitation in this Section 11(a); (C) Seller’s aggregate liability under clause (i) of this Section 11(a) shall in no event exceed twenty percent (20%) of the Final Purchase Price; and (D) Seller’s aggregate liability under this Section 11(a) shall in no event exceed the Final Purchase Price; provided that Claims for Losses arising from a breach of the representations and warranties set forth in the first sentence of Section 4(c) with respect to title to the Assets shall not be subject to the limitations set forth in clause (A) or (C) of this Section 11(a) and Claims for Losses arising from any Excluded Liability shall not be subject to any of the limitations set forth in this Section 11(a).
          (b) Exclusive Remedy. Except as otherwise expressly provided in Sections 8(f) (Sales and Transfer Taxes, etc.), 16 (Brokerage), 25 (Bulk Transfer Laws) and 26 (Specific Performance) or in the Ancillary Agreements, Buyer acknowledges and agrees that, except to the extent arising from fraud on the part of Seller or any Seller Entity from and after the Closing, Buyer’s sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the other agreements contemplated hereby shall be pursuant to the indemnification provisions set forth in this Section 11. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than tort claims of, or causes of action arising from, fraud) it may have against Seller or any Seller Entity relating to the subject matter of this Agreement and the other agreements contemplated hereby arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise.
          (c) Indemnification by Buyer. Buyer shall indemnify each of Seller, the Seller Entities, their respective Affiliates, officers, directors, employees and agents against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Buyer or any Affiliate of Buyer contained in this Agreement or the other agreements contemplated hereby which survives the Closing, (ii) any breach of any covenant of Buyer or any Affiliate of Buyer contained in this Agreement or the other agreements contemplated hereby requiring performance after the Closing Date, (iii) any failure of Buyer to pay, discharge or perform any of the Assumed Liabilities, (iv) any guarantee or obligation to assure performance given or made by Seller, any Seller Entity or any of their respective Affiliates with respect to any of the Assumed Liabilities, and (v) except as otherwise expressly provided in the Ancillary Agreements, any and all Liabilities, actions, suits, claims and other proceedings which arise directly or indirectly out of the operation of the Business or use of the Assets after the Closing, including those arising pursuant to Buyer’s exercise of the rights granted in Sections 8(g) of this Agreement. Notwithstanding the foregoing: (A) Buyer shall not have any liability under clause (i) above for breaches of representations and warranties unless the aggregate of all Losses relating thereto for which Buyer would, but for this limitation, be liable exceeds on a cumulative basis an amount equal to four million five hundred thousand dollars ($4,500,000) (and then the Buyer shall be liable for the full extent of such Indemnified Losses, including the aforementioned four million five hundred thousand dollars ($4,500,000)); (B) Buyer shall not have any liability under clause (i) above for any individual item where the Loss relating to such item is less than $25,000, and such items shall not be aggregated for purposes of the first limitation in this Section 11(c); (C) Buyer’s aggregate liability under clause (i) of this Section 11(c) shall in no event exceed twenty percent (20%) of the Final Purchase Price; and (D) Buyer’s aggregate liability under this Section 11(c) shall in no event exceed the Final Purchase Price; provided that Claims for Losses arising from any Assumed Liability shall not be subject to any of the limitations set forth in this Section 11(c).
          (d) Calculation of Losses. The amount of any and all Losses under this Section 11 shall be determined net of any recoveries from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the indemnified party in obtaining such third party payment. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the Final Purchase Price for tax purposes.
          (e) Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto pursuant to Sections 11(a)(i), 11(a)(ii), 11(c)(i) and 11(c)(ii) shall terminate when any such representation or warranty terminates pursuant to Section 10 or, in the case of a covenant, three (3) months after the period of performance of any such covenant has expired; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified or the related party thereto shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party. The obligation to indemnify and hold harmless a party hereto pursuant to the other clauses of Sections 11(a) and 11(c) shall not terminate.
          (f) Procedures Relating to Indemnification.
               (i) In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within twenty-five (25) days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.
               (ii) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its indemnification responsibility hereunder, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the indemnifying party shall continue to be entitled to assert any limitation on its indemnification responsibility contained in the limitations set forth in Section 11(a) or Section 11(c), as the case may be. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld).
          12. Further Assurances. From time to time, as and when requested by any party hereto, the other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions (subject to the limitations set forth in Section 8(a) and Section 8(b)), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this agreement.
          13. Assignment. Except as set forth below, this Agreement and any rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other party and any purported assignment without such consent shall be void and without effect. Buyer may designate in a writing provided to Seller prior to the Closing one or more directly or indirectly wholly owned U.S. subsidiaries to take title to the Assets, assume the Assumed Liabilities and perform other obligations under this Agreement (other than the obligations relating to the issuance of Buyer Preferred Stock, if the Base Purchase Price is paid in Stock Consideration) and the Ancillary Agreements, and upon such designation, for such purposes, the term “Buyer” shall mean such designated subsidiary or subsidiaries; provided, that Energizer Holdings, Inc. will remain obligated to perform (and shall not be released from) all of its obligations hereunder.
          14. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied (including Section 7(d) and Section 11) shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.
          15. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in Section 8(e), Section 8(f) or elsewhere in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

          16. Brokerage. Buyer has not used a broker or finder in connection with the transactions contemplated by this Agreement, and there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement by or on behalf of Buyer, except pursuant to an arrangement with Deutsche Bank Securities Inc. for which Buyer is solely responsible. Seller has not retained any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the transactions contemplated hereby, except pursuant to an arrangement with Goldman, Sachs & Co., for which Seller is solely responsible. Notwithstanding anything to the contrary in Section 9, Buyer shall indemnify and hold Seller harmless for any breach of its representation in this Section 16, and Seller shall indemnify and hold Buyer harmless for any breach of its representation in this Section 16.
          17. Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon a party only if set forth in a writing executed by such party and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
          18. Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (i) when personally delivered, (ii) when sent by facsimile (with hard copy to follow) during a business day (or on the next business day if sent after the close of normal business hours or on any non-business day), (iii) when sent by electronic mail (with hard copy to follow) during a business day (or on the next business day if sent after the close of normal business hours or on any non-business day), (iv) one (1) business day after being sent by reputable overnight express courier (charges prepaid), or (v) three (3) business days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, requests, demands and communications to the parties shall be sent to the addresses indicated below:
(i) if to Buyer,
Energizer Holdings, Inc.
533 Maryville University Drive
St. Louis, Missouri 63141
Attention: Gayle G. Stratmann, Esq.
Facsimile: (314) 985-2223
E-mail: gayleg.stratmann@energizer.com
(ii) if to Seller,
S.C. Johnson & Son, Inc.
1525 Howe Street

Racine, Wisconsin 53403-2236
Attention: Gary R. Akavickas, Esq.
Facsimile: (262) 260-4253
E-mail: grakavic@scj.com
with a copy to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Michael G. Timmers, P.C.
Facsimile: (312) 862-2200
E-mail: mtimmers@kirkland.com
          19. Interpretation. The headings and captions contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.”
          20. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, both Buyer and Seller confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
          21. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
          22. Counterparts; Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
          23. Entire Agreement. This Agreement and the other agreements referred to herein (including the Ancillary Agreements and the Confidentiality Agreement) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.
          24. Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The information disclosed in any numbered part of the Schedules shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered Section in this Agreement and any other representation or warranty to the extent the applicability of such disclosure to such other representation and warranty is reasonably apparent on its face. The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the Assets, the Business or Seller. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.
          25. Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Assets. Notwithstanding anything to the contrary in Section 11, Seller shall indemnify and hold Buyer harmless from any Losses which Buyer may incur due to the failure to so comply.
          26. Specific Performance. Each of Seller and Buyer acknowledges and agrees that the other party would be damaged irreparably in the event that the Acquisition is not consummated in accordance with the terms and conditions hereof. Accordingly, notwithstanding Section 28(b), each of Seller and Buyer agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement that would prevent or delay consummation of the Acquisition and otherwise to enforce specifically the contractual obligations hereunder to consummate the Acquisition in accordance with the terms and conditions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.
          27. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without giving effect to its conflict of law principles).
          28. Dispute Resolution.
          (a) Negotiation. In the event of any dispute or disagreement between Seller and Buyer as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, each of Buyer, and Seller shall be free to exercise the remedies available to it under Section 26 and Section 28(b).
          (b) Arbitration. Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder that cannot be resolved by negotiation pursuant to Section 28(a) shall, except as otherwise provided in Section 2(b), be settled exclusively by arbitration in the City of Chicago, Illinois, except as otherwise provided in Section 26. Such arbitration shall be administered by the Center for Public Resources Institute for Dispute Resolutions (the “Institute”) in accordance with its then prevailing Rules for Non-Administered Arbitration of Business Disputes (except as otherwise provided herein), by three independent and impartial arbitrators, one of whom shall be appointed by Seller, one of whom shall be appointed by Buyer and one of whom shall be appointed by the other arbitrators. Notwithstanding anything to the contrary provided in Section 28 hereof, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq. The fees and expenses of the Institute and the arbitrators shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrators shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest at the Applicable Rate to the prevailing party. No pre-arbitration discovery shall be permitted, except that the arbitrators shall have the power in their sole discretion, on application by either party, to order pre-arbitration examination of the witnesses and documents that the other party intends to introduce in its case-in-chief at the arbitration hearing. The arbitrators shall render their award within ninety (90) days of the conclusion of the arbitration hearing. The arbitrators shall not be empowered to award to either party any consequential, special, exemplary, indirect or punitive damages or lost profits in connection with any dispute between them arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder, and each party hereby irrevocably waives any right to recover such damages. Notwithstanding anything to the contrary provided in this Section 28(b) and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party’s request for temporary relief. The award rendered by the arbitrators shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.
* * * * *

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

S.C. JOHNSON & SON, INC.
By:
Name:
Title:

ENERGIZER HOLDINGS, INC.
By:
Name:
Title:

EXHIBIT A
DEFINED TERMS
          As used in this Agreement (including the Schedules and Exhibits hereto), the following definitions shall apply:
     “Acquisition” shall have the meaning set forth in Section 1(a).
     “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.
     “Agreement” shall have the meaning set forth in the preamble.
     “Allocation Arbiter” shall have the meaning set forth in Section 1(f).
     “Ancillary Agreements” shall have the meaning set forth in Section 8(h).
     “Assets” shall have the meaning set forth in Section 1(b).
     “Assumed Liabilities” shall have the meaning set forth in Section 1(d).
     “Base Inventory Amount” shall mean the average total book value of the Inventory valued in accordance with GAAP for the most recent six (6) months ended prior to the Closing Date.
     “Base Purchase Price” shall have the meaning set forth in Section 2(b)(i).
     “Business” shall mean the business currently conducted by Seller, the Seller Entities and their Affiliates relating to the manufacturing, marketing or selling any consumer products that constitute creams, gels, foams or lotions that are marketed under the Primary Trademarks for shave preparation, including the Products.
     “Business Material Adverse Effect” shall mean any change or development that has a material adverse effect on (a) the condition (financial or otherwise), business, assets, results of operations, or long-term earnings potential of the Business taken as a whole or (b) the ability of Seller to perform its obligations hereunder or consummate the Acquisition or the other transactions contemplated hereby. For purposes of this Agreement, “Business Material Adverse Effect” shall exclude any change, effect, event, occurrence or state of facts to the extent relating to (i) changes in law or applicable accounting regulations or principles or interpretations thereof, (ii) any outbreak or escalation of hostilities or war or any act of terrorism to the extent such matter does not have a substantially disproportionate effect on the Business, (iii) changes in the United States or foreign economies, financial markets or geopolitical conditions in general to the extent such changes do not have a substantially disproportionate effect on the Business, (iv) changes in industries relating to the Business in general and not specifically relating to the Business to the extent such matter does not have a substantially disproportionate effect on the Business, (v) the announcement by Seller of its intention to sell the Business, (vi) the execution or announcement of this Agreement (including the identity of Buyer) or any of the Ancillary

Agreements and the consummation or announcement of the transactions contemplated hereby or thereby and (vii) any action taken by the Buyer or any of its Affiliates in connection with the transactions contemplated hereto.
     “Buyer” shall have the meaning set forth in the preamble and Section 13.
     “Buyer Financial Statements” shall mean the Energizer Holdings, Inc. balance sheets as of September 30, 2008 and 2007 and the Consolidated Statements of Earnings and Comprehensive Income for the years ended September 30, 2008, 2007 and 2006, as audited by PricewaterhouseCoopers LLC, and the quarterly unaudited financial statements of Buyer since the date of the latest audited financial statements, as set forth in Buyer’s Quarterly Reports on Form 10-Q for the Period Ended December 31, 2008.
     “Buyer Material Adverse Effect” shall mean any change or development that has a material adverse effect on (a) the condition (financial or otherwise), business, assets, results of operations, or long-term earnings potential of Buyer taken as a whole or (b) the ability of Buyer to perform its obligations hereunder or consummate the Acquisition or the other transactions contemplated hereby. For purposes of this Agreement, “Buyer Material Adverse Effect” shall exclude any change, effect, event, occurrence or state of facts to the extent relating to (i) changes in law or applicable accounting regulations or principles or interpretations thereof, (ii) any outbreak or escalation of hostilities or war or any act of terrorism to the extent to the extent such matter does not have a substantially disproportionate effect on Buyer, (iii) changes in the United States or foreign economies, financial markets or geopolitical conditions in general to the extent such changes do not have a substantially disproportionate effect on Buyer, (iv) changes in industries relating to Buyer in general and not specifically relating to the Business, (v) the announcement by Buyer of its intention to purchase the Business, (vi) the execution or announcement of this Agreement (including the identity of Seller) or any of the Ancillary Agreements and the consummation or announcement of the transactions contemplated hereby or thereby and (vii) any action taken by the Seller or any of its Affiliates in connection with the transactions contemplated hereto.
     “Buyer Preferred Stock” shall mean the validly issued, fully-paid and non-assessable shares of Buyer’s Series A non-voting preferred stock, par value $0.01 per share, issued in accordance with a Certificate of Designation in the form set forth as Exhibit F.
     “Claims” shall mean rights, claims and causes of action of any nature.
     “Closing” shall have the meaning set forth in Section 2(a).
     “Closing Date” shall have the meaning set forth in Section 2(a).
     “Commercial Information” shall mean all current customer, vendor and price lists and related files and documents, in each case to the extent relating exclusively to the Business.
     “Confidentiality Agreement” shall have the meaning set forth in Section 7(a).
     “consumer product” shall have the meaning set forth in Section 5(c).

     “Consent” shall have the meaning set forth in Section 8(a)(i).
     “Contracts” shall have the meaning set forth in Section 1(b)(iii).
     “DOJ” shall have the meaning set forth in Section 8(e).
     “Effective Time” shall have the meaning set forth in Section 2(a).
     “Electronic Delivery” shall have the meaning set forth in Section 22.
     “Environmental Laws” means any and all federal, state or local laws, statutes, rules, regulations, ordinances, orders, decrees and other binding obligations: (i) related to releases or threatened releases of any Hazardous Substance to soil, surface water, groundwater, air or any other environmental media; (ii) governing the use, treatment, storage, disposal, transport or handling of Hazardous Substances; or (iii) related to the protection of the environment. Such Environmental Laws include but are not limited to Resource Conservation and Recovery Act, Comprehensive Response, Compensation and Liability Act, and Emergency Planning and Community Right-To-Know Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act and the Toxic Substances Control Act, as amended.
     “Excluded Assets” shall have the meaning set forth in Section 1(c).
     “Excluded Liabilities” shall have the meaning set forth in Section 1(e).
     “Excluded Marks” shall mean the names and marks “SC Johnson” and “Johnson”, and all other names and marks not used exclusively in the operation or conduct of the Business as of the Closing, in each case, in any style or design, and all variations, derivations, and translations thereof, and all names (including trade names, company names and domain names), marks, and telephone numbers derived from, similar to or including any of the foregoing, together with all goodwill associated therewith.
     “Final Purchase Price” shall have the meaning set forth in Section 2(c)(ii).
     “Financial Schedules” shall have the meaning set forth in Section 4(b).
     “Firm” shall have the meaning set forth in Section 2(c)(i).
     “FIRPTA Affidavit” shall have the meaning set forth in Section 2(a)(ii).
     “FTC” shall have the meaning set forth in Section 8(e).
     “GAAP” shall mean accounting principles and practices generally accepted in the United States of America, consistently applied.
     “Hazardous Substance” means any hazardous material, substance or compound regulated under Environmental Laws, including petroleum or any refined product or fraction or derivative thereof.
     “HSR Act” shall have the meaning set forth in Section 3(a)(iii).

     “indemnified party” shall have the meaning set forth in Section 11(f)(i).
     “Information Memorandum” shall have the meaning set forth in Section 7(b)(i).
     “Institute” shall have the meaning set forth in Section 28(b).
     “Inventory” shall mean, as of any date, all finished products and inventories which are usable or salable in the ordinary course of business and valued in accordance with GAAP, including any trial-sized products used for sampling, in each case that are held or used exclusively in connection with the operation or conduct of the Business as of such date, but excluding raw materials, work in process, supplies, parts, packaging and labels.
     “Inventory Amount” shall mean the total book value, valued in accordance with GAAP, of the Transferred Inventory as of the closing of business on the Closing Date.
     The term “knowledge,” when used in the phrase “to the knowledge of Seller,” shall mean, and shall be limited to, the actual knowledge of the following individuals: Victor J. Puente, Vice President — Home Storage & Personal Care, Linda J. Babinski, Section Manager — Worldwide Research, Development and Engineering, Personal Care, Scott A. Fosbinder, Controller — Home Storage & Personal Care, and, with respect to Primary Intellectual Property and Other Intellectual Property only, Melinda M. Mitchell, Corporate Counsel-Trademarks and Marketing and Robert A. Miller, Patent Counsel.
     “Liability” shall mean any liability, obligation or commitment of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, accrued, absolute, contingent or otherwise, whether due or to become due and whether asserted or unasserted.
     “Lien” means any mortgage, lien, charge, security interest, easement, pledge, hypothecation, option to acquire, title retention agreement or other similar encumbrance of any kind.
     “Losses” shall have the meaning set forth in Section 11(a).
     “Notice of Disagreement” shall have the meaning set forth in Section 2(c)(i).
     “Offering” shall have the meaning set forth in Section 2(b)(ii).
     “Other Intellectual Property” shall have the meaning set forth in Section 1(b)(v).
     “Outside Date” shall have the meaning set forth in Section 9(a)(iv).
     “Permitted Liens” shall mean (a) such mortgages, liens, security interests or encumbrances as are disclosed on Schedule A-1, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty and (c)

other imperfections of title, restrictions or encumbrances, if any, which imperfections of title, restrictions or encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the Assets to which they relate in the operation of the Business as currently conducted
     “Person” shall mean any individual, corporation, partnership, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.
     “Primary Intellectual Property” shall have the meaning set forth in Section 1(b)(iv).
     “Primary Patents” shall have the meaning set forth in Section 1(b)(iv)(A).
     “Primary Technology” shall have the meaning set forth in Section 1(b)(iv)(C).
     “Primary Trademarks” shall have the meaning set forth in Section 1(b)(iv)(B).
     “Products” shall mean the SKUs listed on the Schedule A-2 attached hereto.
     “Promotional Materials” shall mean the print marketing materials (excluding any letterhead, stationery or business cards bearing any of the Excluded Marks), promotional materials, point of sale materials and advertising copy existing as of the Closing that are used by Seller or the Seller Entities, as applicable, exclusively in connection with the Business.
     “Purchase Orders” shall have the meaning set forth in Section 1(b)(iii).
     “Records” shall have the meaning set forth in Section 8(g)(iii).
     “Representatives” shall have the meaning set forth in Section 28(a).
     “Restricted Business” shall have the meaning set forth in Section 5(c).
     “Restricted Period” shall have the meaning set forth in Section 5(c)(i).
     “Revenue Limit” shall have the meaning set forth in Section 5(c)(i).
     “SCJ Materials” shall have the meaning set forth in Section 8(g)(i).
     “Seller” shall have the meaning set forth in the preamble.
     “Seller Entities” shall mean one or more of Seller’s wholly-owned Subsidiaries participating in the Business or holding any of the Assets, in each case immediately prior to Closing.
     “Shared Contracts” shall have the meaning set forth in Section 8(a)(iii).
     “Statement” shall have the meaning set forth in Section 2(c)(i).

     “Stock Consideration” shall have the meaning set forth in Section 2(b)(iii).
     “Subsidiary” shall mean with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, either (i) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (ii) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.
     “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation income, gross receipts, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, social security (or similar), unemployment, disability, franchise, severance, stamp, occupation, environmental (including taxes under Section 59A of the Code), capital stock, profits, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (but specifically does not mean customs, duties or similar obligations), imposed by: the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch or agency thereof; and shall include any interest, fines, penalties, assessments, or additions to Tax resulting from, attributable to, or incurred in connection with any such Taxes, whether disputed or not, including any liability for the Taxes of any other Person, whether pursuant to Treasury Regulation §1.1502-6 (or any similar provision of U.S. or non-U.S. Law), as transferee or successor, by contract or otherwise). Any one of the foregoing shall be referred to sometimes as a “Tax”.
     “Technology” shall mean trade secrets, proprietary inventions, production know-how, product formulae, production processes and procedures, product test information, market surveys, marketing know-how, manufacturing component specifications, manufacturing assembly and part tooling designs, manufacturing process control, equipment maintenance documentation and quality protocols.
     “Third Party Claim” shall have the meaning set forth in Section 11(f)(i).
     “Transferred Equipment” shall have the meaning set forth in Section 1(b)(ii).
     “Transferred Inventory” shall have the meaning set forth in Section 1(b)(i).
     “UPC Codes” shall have the meaning set forth in Section 7(c).

EXHIBIT B
FORM OF BUYER LEGAL OPINION
          (i) Buyer has been duly incorporated and organized and, based solely on a recently dated good standing certificate from the Secretary of State of the State of Missouri, is validly existing and in good standing under the laws of Missouri;
          (ii) The Certificate of Designation containing the terms of the Buyer Preferred Stock set forth in Exhibit ___ to the Asset Purchase Agreement has been duly adopted by Buyer’s board of directors, has been duly filed with the Secretary of State of Missouri, has become effective under the laws of Missouri and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms; and
          (iii) The certificates representing the Buyer Preferred Stock issued at the Closing have been duly authorized for issuance to Seller and upon the issuance and delivery of the shares of Buyer Preferred Stock and the receipt by Buyer of the consideration therefore delivered at Closing in accordance with the terms of the Agreement, the shares of Buyer Preferred Stock will be validly issued, fully paid and nonassessable and there are no statutory, or, to the best of our knowledge after reasonable inquiry, contractual, preemptive rights of stockholders or rights of first refusal with respect to the issuance of such Buyer Preferred Stock.

EXHIBIT C
LONG TERM CONTRACT MANUFACTURING AGREEMENT
CONTRACT MANUFACTURING AGREEMENT
          THIS CONTRACT MANUFACTURING AGREEMENT (this “Agreement”), dated as of [                    ], 2009, by and between S.C. JOHNSON & SON, INC., a Wisconsin corporation (“Seller”), and Schick Manufacturing, Inc., a Delaware corporation (“Buyer”), is effective as of the Closing Date (as defined in that certain Asset Purchase Agreement, dated as of [                    ], 2009 by and between Seller and Buyer (the “Asset Purchase Agreement”)) (the “Effective Date”). Capitalized terms used in this Agreement and not defined herein shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement.
WITNESSETH:
          WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to purchase certain Assets; and
          WHEREAS, Buyer wishes to engage Seller for the purpose of manufacturing, processing, filling, and packaging the products listed on Exhibit A attached hereto (the “Products”) at Seller’s facility in Racine, Wisconsin (the “Waxdale Facility”) using existing production equipment used to manufacture, process, fill and package the products immediately prior to the Closing Date (and replacements for such production equipment).
          NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants herein set forth, the parties hereto agree as follows:
     1. Manufacture/Packaging of the Products.
     1.1 Services. The term “Services” shall mean the contract manufacturing services using existing production equipment that had been used by Seller prior to the Effective Date to manufacture, process, fill, procure, and package the Products (and replacements for such production equipment) and manufacturing support comprising product line qualification, ramp-up of production for full-scale operation, and technical support for on-going operations related thereto, but shall exclude product ideation and development.
     1.2 Standards. The term “Standards” shall mean quality control procedures, finished goods and component performance tests, acceptable quality limits and all other information relating to the manufacture, packaging or labeling of the Products that were used by Seller immediately prior to the Closing Date, as each of the foregoing may be adjusted in each case from time to time pursuant to Change Orders or otherwise in accordance with the terms and conditions of this Agreement.
     1.3 Specifications. The term “Specifications” shall mean manufacturing formulae, processing instructions, and finished goods and packaging specifications for the Products.

     1.4 Performance. Subject to and on the terms and conditions of this Agreement, Seller shall perform the Services in accordance with the Standards, which standards reflect the performance of services in a manner that is generally consistent with (i) the level of support for the Products provided by Seller immediately prior to the Effective Date, and (ii) the ongoing level of performance of services provided by Seller to Seller’s other businesses after the Effective Date. Subject to and on the terms and conditions of the Agreement, Seller shall supply Products meeting the Specifications to Buyer pursuant to Purchase Orders.
     1.5 Changes to Specifications and Standards. The Specifications and Standards shall not be changed except in accordance with Article 6 or this Section 1.5. Notwithstanding Article 6, Seller may make changes to the Standards that do not constitute changes to the Specifications for the physical Product, to the extent Seller also makes similar changes to the standards used for Seller’s other products, and Buyer may make changes to the Specifications with respect to graphics displayed on the Products’ packaging. Supplier shall have provided Buyer with the Specifications and Standards reasonably available to Seller prior to the Effective Date of this Agreement.
     1.6 Packing. Buyer shall be responsible for all co-packing arrangements associated with, but not limited to, shrink-wrapped Products, display cases and warehouse club packaging.
     1.7 Defects in Products. Buyer shall bear any losses due to Defective Products or otherwise unsalable Products to the extent that the Defective Products or otherwise unsalable Products are attributable to a change in the Specifications or Standards requested by Buyer.
     1.8 Purchase of Materials. Seller shall continue to purchase the raw materials, components, and packaging materials used for the Products from suppliers of Seller’s choice (unless otherwise agreed by the parties in a Change Order), and Seller shall retain title thereto until title to finished Products has passed to Buyer pursuant to Section 4.1 hereof.
     2. Inspection by Buyer.
     2.1 Inspection at Seller Facilities. Buyer may inspect the Products at reasonable times, after written notice to Seller, and in a reasonable manner, at the Waxdale Facility, subject to Buyer’s compliance with Seller’s policies and procedures, during and after manufacture.
     2.2 Defective Products. The term “Defective Product” shall mean a Product manufactured by Seller that has a Critical Defect. The term “Critical Defect” shall mean a defect in the Product that is a significant non-conformance with the Specifications that would (i) cause harm to Persons, (ii) violate applicable law, or (iii) substantially fail to meet the quality control procedures in the Standards.
     2.3 Inspection. The term “Latent Critical Defect” shall mean a latent or hidden Critical Defect that is not reasonably discoverable by Buyer upon initial inspection of the Products. Buyer will use commercially reasonable efforts to promptly inspect Products, but in no event more than five (5) days following Delivery. Buyer must give Seller written notice of Critical Defect within five (5) days following Delivery (except that such period shall be one hundred eighty (180) days following Delivery of Products that are reasonably determined to have a Latent Critical Defect). If Buyer reasonably believes that Seller has provided Defective

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Products, Buyer may give Seller written notice thereof rejecting such Defective Products. In the event that Buyer provides Seller with such written notice, Seller shall give Buyer return authorization instructions, which return shall be at Seller’s expense. If it is determined that any returned Product does not have Critical Defect, Buyer shall reimburse Seller for Seller’s costs associated with the return and re-shipment of such Product.
     2.4 Deemed Acceptance. Payment for Product or services delivered hereunder, or use of a portion of such Product for purposes of inspection or testing, will not constitute acceptance thereof or be considered or be deemed a waiver of Buyer’s right to inspect or reject Products.
     2.5 Product Replacement. Seller shall promptly replace a Defective Product or issue a credit to Buyer, at Buyer’s option, for any Defective Product within thirty (30) days of Seller’s receipt of the returned Defective Product. Seller shall, within ten (10) days after receipt of returned Defective Product from Buyer, either notify Buyer that Seller will issue a credit to Buyer or, at Buyer’s option, advise Buyer as to the estimated delivery date of the replacement of the Defective Product. Any replaced Defective Product shall be subject to the provisions of this Article 2 as if it were newly delivered Product.
     3. Buyer Purchase and Seller Production Obligations.
     3.1 Forecast. Each month, Buyer shall provide Seller with Buyer’s non-binding forecasted requirements of the Products based on Buyer’s estimated production forecast (each forecast, a “Forecast”) for the subsequent twelve (12)-month period. A copy of the Forecast for the first twelve (12) months of this Agreement is attached as Exhibit B (the “Initial Forecast”). Each Forecast shall be provided by Buyer at least two (2) weeks before the first month to which the Forecast relates. Such Forecasts are for planning purposes only, and Buyer shall not be obligated to purchase any particular quantity of Products based upon such Forecasts except as provided in Section 3.3 with respect to Purchase Orders.
     3.2 Capacity. Seller shall reserve one hundred percent (100%) of the Capacity of Line 366 at the Waxdale Facility for production of the Products. Seller shall also reserve additional Capacity on Line 365 at the Waxdale Facility as necessary to manufacture, together with Line 366, 130% of the unit production of the Products in the 2008-2009 Seller’s fiscal year (each fiscal year of Seller, a “Seller Fiscal Year”), which shall be up to 10.5 million dozen units per Seller Fiscal Year and 2.625 million dozen units per Seller fiscal quarter (the “Capacity”). If Buyer requests manufacturing capacity in excess of the Capacity, Buyer and Seller agree to negotiate in good faith to identify available options with respect to the manufacture of additional quantities of Products. Buyer and Seller agree to cooperate in attempting to optimize production schedules in the event of product seasonality, promotional activity and other account activity that may result in short-term capacity constraints. For the purposes of this Section 3.2, the term “Capacity” with respect to any line is based on three (3) shifts per day and five (5) days per week.
     3.3 Purchase Orders. The term “Purchase Order” shall mean a purchase order issued by Buyer and accepted by Seller. Buyer shall issue Purchase Orders in accordance with the most current Forecast at least one (1) month prior to Buyer’s requested delivery date. All Purchase Orders shall be binding on parties. All Purchase Orders must be made in whole batch sizes and full pallet quantities.

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     3.4 Authorized Purchasers. The entities authorized to purchase Product under this Agreement are Buyer and its Affiliates (collectively, “Authorized Purchasers”). The term “Affiliates” shall mean, with respect an entity, any other entity that controls, is controlled by, or is under common control with such entity. The term “control” in the immediately preceding sentence shall mean ownership of more than fifty percent (50%) of equity interest of an entity. Buyer shall be jointly liable for any act or omission of, or breach or default by, any other Authorized Purchaser. If an Authorized Purchaser other than the Buyer signing this Agreement issues a Purchase Order hereunder, the term “Buyer” in this Agreement, when used with respect to obligations of Buyer, will also apply to, and be deemed to include, such Authorized Purchaser with respect to that Purchase Order.
     3.5 Resources. Seller will maintain the Equipment in good repair and condition in accordance with the Standards so as to produce the Products in accordance with this Agreement and each Purchase Order.
     4. Delivery of Products.
     4.1 Delivery. Seller shall deliver the Products pursuant to the applicable Purchase Order (the “Delivery”) F.O.B. Waxdale Facility. Delivery shall be effected by Seller making the Products available for Buyer to pick up at the Waxdale Facility. Buyer shall have Products picked up from the Waxdale Facility within twenty-four (24) hours after receiving notification of placement and availability for pick up. Buyer shall ensure that such pick up shall be by a driver certified by Seller for such pick up site. For the avoidance of doubt, Buyer shall bear responsibility for all transportation costs from the Waxdale Facility to any distribution center and to Buyer’s customers.
     4.2 Storage. In the event that Buyer is not able to comply with the requirements of Section 4.1 relating to Deliveries at the Waxdale Facility, Seller shall have the right to transport and store the Products at Seller’s distribution center in Kenosha, Wisconsin (the “Kenosha Facility”), provided that Buyer will be responsible for all transportation costs (to and from the Kenosha Facility) and warehousing costs (which such costs shall be consistent with the cost of Seller’s other products stored at the Kenosha Facility). In such event, Delivery of the Products shall be made F.O.B. the loading docks of the Kenosha Facility.
     4.3 Title and Risk of Loss. Title and risk of loss for the Products shall pass to Buyer upon Delivery, provided that the Product shall be subject to a security interest to Seller until the full payment of Product Price for the Product by Buyer. Seller shall retain risk of loss until title passes.
     5. Price and Payment.
     5.1 Payment Calculation. Buyer shall pay Seller for each Product delivered pursuant to this Agreement an amount equal to (i) (a) the cost of inputs including materials, labor, depreciation, conversions costs, loss factors, the cost for routine maintenance of the equipment used in the manufacture of the Product (as set forth in the preventive maintenance policy in the Standards), the cost of minor repairs to the equipment used exclusively in the manufacture of the Product, and overhead, each calculated using Seller’s costing methodology (this cost, the

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“Standard Cost”), plus (b) any additional costs incurred as a result of any Changes to the Standards or the Specifications in accordance with an applicable Change Order (the sum of (a) plus (b), the “Base Price”), multiplied by (ii) the Markup Percentage (the result of such formula yields the “Product Price” for each Product). The “Markup Percentage” means (w) 100% for the first three (3) years of the Term, (x) 104% for the fourth year of the Term, (y) 107% for the fifth year of the Term, and, if this Agreement is renewed, (z) 107% for any Renewal Term.
     5.2 Price Estimates. Exhibit A contains an estimate of the Product Price for the Products to be delivered during the current Seller Fiscal Year. At least thirty (30) days prior to the beginning of a new Seller Fiscal Year, and subsequent to a collaboration meeting of Buyer and Seller as provided in Exhibit C, Seller will update Exhibit A to reflect the Product Price for the Products to be delivered in the subsequent Seller Fiscal Year. Seller will provide Buyer with quarterly reports reflecting variances in purchase prices of raw materials, components, and packaging materials, and direct labor overtime (above the amount of overtime included in the Standard Cost), incurred during the immediately preceding fiscal quarter and Buyer’s payment obligations shall be adjusted in accordance with Section 5.4. Upon any change to the Specifications of Products or the Standards requested by Buyer, the Product Price shall be adjusted to reflect such change pursuant to a Change Order.
     5.3 Invoices. Seller shall invoice Buyer for the Products at the date of Delivery using the estimated Product Price (as set forth in Sections 5.1 and 5.2 above). Buyer shall make full payment to Seller in accordance with Section 5.7.
     5.4 Payment Adjustment Items. As soon as practicable following the end of a Seller Fiscal Year, Seller shall provide to Buyer its calculations of the actual (i) Base Price for the Products delivered during the previous Seller Fiscal Year, and (ii) the portion therein for the actual cost of purchased raw materials, purchased components, and purchased packaging materials compared to the amount for such in the estimated Base Price and (iii) the portion therein for the actual amount of overtime initiated by Buyer and not otherwise covered by the Base Price. If the total of subparts (ii) and (iii) (“together the “Payment Adjustment Items”) of the previous sentence exceeds a positive $250,000, Seller shall invoice Buyer for an amount equal to the difference and Buyer shall remit such amount to Seller within thirty (30) days after Buyer’s receipt of the invoice. If the amount paid by Buyer is more than $250,000 over the value of the Payment Adjustment Items, then Seller shall remit the difference to Buyer within thirty (30) days of Seller’s final determination of the applicable Base Price and the Payment Adjustment Items.
     5.5 Equipment Maintenance. In the event that any of the Equipment requires repairs (outside of maintenance included in the Standard Costs) or requires capital improvements, Seller shall notify Buyer as soon as practicable. Seller shall not undertake such repairs or capital improvements without a Change Order. Subject to the remainder of this sentence, Seller shall have no liability whatsoever, including liability for direct and consequential damages, with respect to any delay in Delivery to the extent that a delay is caused by the need for any repairs or capital improvements; provided that each party is responsible for repairs and related damages caused by their grossly negligent or intentional wrongful act or omission (e.g., Seller’s grossly negligent failure to notice the need for timely repair). If the parties agree to a Change Order for any repair or capital improvement, Seller shall invoice Buyer for the verifiable direct cost of such

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repair or capital improvement and Buyer shall make full payment to Seller in accordance with Section 5.7.
     5.6 Payment for Raw Materials, Components, and Packaging Materials. During the term, Seller shall invoice Buyer, at Seller’s verifiable direct cost, for all raw materials, components, packaging materials, works-in-progress, and finished goods that become obsolete (with a cap of the Product Price for obsolete Products for ninety (90) days of the amount of Products in the Forecast as of the date of the applicable Purchase Order). Seller shall dispose of such items as directed by Buyer, and Buyer shall make full payment to Seller in accordance with Section 5.7.
     5.7 Payment. Buyer shall make full payment to Seller of all invoiced amounts under this Agreement in United States dollars within fifteen (15) days after the date of the invoice. Any amount not paid when due shall accrue interest at the rate of ten percent (10%) per annum until paid in full. Buyer may dispute any invoiced amount in accordance with the dispute resolution procedure set forth in Section 16.11. In the event that Buyer is found to be entitled to a refund of any disputed amount as a result of such dispute resolution procedure, Buyer shall refund Seller such amount and accrued interest at the rate of ten percent (10%) per annum from the date of Buyer’s payment until refunded in full by Seller.
     5.8 Offset. Buyer’s obligation to make payments to Seller under this Agreement shall not be subject to offset or reduction by reason of any amounts alleged to be owing from Seller to Buyer, whether pursuant to the Asset Purchase Agreement or otherwise.
     5.9 Taxes. Buyer shall pay all sales, revenue, excise or other federal, state or local taxes payable with respect to any purchase or shipment of Products hereunder, excluding franchise, ad valorem, or income taxes of Seller. In lieu of sales taxes, Buyer may provide Seller with an appropriate sales tax exemption certificate acceptable to the relevant taxing authority.
     6. Changes.
     6.1 Change Request. Subject to Section 1.4, the parties may revise or change (i) the Products, (ii) the Standards, (iii) the Specifications, or (iv) other aspects of this Agreement (a “Change”) from time to time by mutual agreement. Either party may, at any time during the Term, submit a request (a “Change Request”) to the other party to request a Change in accordance with this Article 6, setting forth in reasonable detail the nature of the Change requested. After the Change Request has been submitted, the parties shall promptly discuss the Change in order to ascertain the impact of the Change.
     6.2 Change Order. If both parties agree to implement such Change, the parties shall execute a change order (a “Change Order”), which shall address any adjustment to any applicable Purchase Order, including delivery schedules and Product Price.
     6.3 Changes in Applicable Law. If either party reasonably determines that a Change is necessary or advisable due to a change in applicable law, rule, or regulation, such party shall promptly notify the other party regarding the necessity of such a Change. The parties shall negotiate in good faith a Change Order to address such change in law, rule, or regulation. Buyer shall be responsible for all costs associated with any Change required due to a change in

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applicable law, rule, or regulation that applies to the Products (but do not apply generally to other products of Seller). The parties shall negotiate in good faith with respect to the allocation of costs, if any, associated with a Change required due to a change in applicable law, rule, or regulation other than the types set forth in the preceding sentence.
     7. Equipment.
     7.1 Risk of Loss. Buyer shall bear the risk of physical loss, damage, theft, or destruction to the equipment transferred to Buyer in accordance with the Asset Purchase Agreement as part of the Assets (the “Equipment”). Seller shall exercise commercially reasonable care in securing and protecting the Equipment from loss.
     7.2 Personal Property. The Equipment shall be deemed to be personal property even though it may be installed on real property. Seller will document or identify Buyer’s ownership of the Equipment, so that Buyer is documented or identified as the owner of such Purchased Equipment. Seller shall not use the Equipment for any function not intended by its manufacturer, or operate the Equipment with any materials that do not meet the specifications of its manufacturer. Seller shall keep the Equipment free of Liens (other than Permitted Liens or Buyer’s Liens).
     7.3 Removal of Equipment. Upon the termination or expiration of this Agreement, Seller shall provide, at the Waxdale Facility, consultation to Buyer to remove and install the Equipment at Buyer’s location. Seller will provide Buyer with consultation at the Waxdale Facility on the procedures necessary for safe removal of the Equipment from the Waxdale Facility. Costs to remove, pack, ship and reassemble the Equipment shall be borne by the Buyer. To the extent not otherwise provided, Seller shall provide the Buyer with access to Specifications and other documents (to the extent included in the Assets) related to the operation, maintenance, and design of all Equipment.
     7.4 Seller Support. If requested by Buyer and agreed to by Seller in a Change Order, Seller shall provide technical support to Buyer to assist Buyer to start up, validate and manufacture the Products at Buyer’s facilities. Such services will be paid for by Buyer as provided in a Change Order.
     8. Company Stores. Buyer agrees to allow Seller, during the Term of this Agreement, to sell reasonable amounts of the Products generally available at retail to the company stores located at facilities of Seller and its Affiliates located in the U.S. or Canada (up to seven (7) stores), provided Buyer’s access to Capacity and rights to purchase Products hereunder are not diminished.
     9. Term and Termination: Materials Left After Termination.
     9.1 Term. Subject to the last sentence of this Section 9.1, the term of this Agreement (the “Term”) shall commence on the Closing Date and shall expire on the five (5) year anniversary of the Closing Date (the “Initial Expiration Date”), unless terminated earlier in accordance with the provisions of this Agreement. Subject to the last sentence of this Section 9.1, this Agreement shall automatically renew for additional periods of one (1) year (each, a “Renewal Term”) following the Initial Expiration Date or the expiration of a Renewal Term, as

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applicable. Notwithstanding the foregoing, either party may terminate this Agreement effective at the Initial Expiration Date, provided that such party provides written notice of its intent to terminate the Agreement to the other party not less than twenty-four (24) months prior to the Initial Expiration Date. This Agreement may be terminated by either party effective at the end of any Renewal Term with twelve (12) months prior written notice.
     9.2 Termination for Default. Notwithstanding anything to the contrary contained in this Agreement, a “Default” shall have occurred if either party fails to fulfill any of its material obligations under this Agreement, unless the failure is otherwise excused by other provisions of this Agreement. Upon the occurrence of a Default, the non-defaulting party may give written notice of the Default (a “Default Notice”) to the other party (the “Defaulting Party”). If the Defaulting Party does not cure the Default within ninety (90) days from the date it received the Default Notice the non-defaulting party may terminate this Agreement by providing ten (10) days written notice to the Defaulting Party. However, if the party claimed to be in default disputes a claim that a Default has occurred, the dispute resolution procedures contained in the Asset Purchase Agreement shall apply pursuant to Section 16.11.
     9.3 Termination for Change of Control of Seller. If Seller sells or otherwise disposes of substantially all of its business or assets related to this Agreement, or substantially all of the Waxdale Facility, or a controlling interest in Seller is transferred to a third party, Seller must promptly notify Buyer of such event. In such event, Buyer may terminate this Agreement effective anytime during the two (2) year period following such event by providing Seller at least one hundred twenty (120) days written notice of termination.
     9.4 Consequence of Termination or Expiration. Upon termination or expiration of this Agreement, Buyer shall purchase from Seller (i) any and all raw materials, components, packaging materials (including labels), unfinished Products and other goods held by Seller for use in production of the Products and offered by Seller at prices equal to the verifiable direct costs incurred by Seller therefor and (ii) all finished Products held by Seller at the prices in effect at the time of termination pursuant to Section 5, in each case to the extent the foregoing quantities are reasonably consistent with the Forecast for the period through the effective date of termination, not to exceed ninety (90) days. Seller shall submit an invoice to Buyer for the costs of all such raw materials, components, packaging materials (including labels), unfinished and finished Products, and other goods that Buyer is obligated to purchase in accordance with this Section 9.4. Buyer shall make full payment to Seller in accordance with Section 5.7.
     9.5 Rights Upon Termination. Upon termination or expiration of this Agreement, all rights, obligations, and causes of action accruing hereunder prior to such termination shall survive and the provisions of this Agreement shall continue to be controlling for the purpose of determining the rights of the parties hereto. The waiver or repeated waiver by either party hereto of any breach of any provision of this Agreement by the other party shall not be deemed a waiver of a future breach.
     9.6 Survival. The provisions of Sections 5.7, 5.8, 5.9, 9.4, 9.5, and 9.6, and Articles 10, 11, 14, and 16 hereof shall survive any termination or expiration of this Agreement.

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10. Intellectual Property.
     10.1 Definitions.
     (i) Buyer Developed IP. The term “Buyer Developed IP” shall mean patents, patent applications, copyrights, and Technology developed solely by Buyer in connection with the performance of this Agreement.
     (ii) Seller Developed Product IP. The term “Seller Developed Product IP” shall mean patents, patent applications, copyrights, and Technology developed solely by Seller in connection with the performance of this Agreement that are exclusively related to the Products.
     (iii) Seller Developed Other IP. The term “Seller Developed Other IP” shall mean patents, patent applications, copyrights, and Technology developed solely by Seller in connection with the performance of this Agreement that are not exclusively related to the Products.
     (iv) Jointly Developed IP. The term “Jointly Developed IP” shall mean patents, patent applications, copyrights, and Technology jointly developed by Seller and Buyer in connection with the performance of this Agreement.
     (v) Trademarks. Each party acknowledges and agrees that (i) Buyer Developed IP, Seller Developed Product IP, Seller Developed Other IP, and Jointly Developed IP do not include trademarks or service marks, and (ii) this Article 10 does not address any trademarks or service marks.
     (vi) Pre-Existing and After-Acquired IP. Each party shall retain exclusive ownership of the patents, patent applications, copyrights, and Technology such party owns prior to the Effective Date or such party acquires during the Term outside this Agreement.
     10.2 Ownership. Buyer shall retain exclusive ownership of the Buyer Developed IP and Seller Developed Product IP. To the extent necessary to fully vest in Buyer exclusive ownership of the Seller Developed Product IP, Seller assigns and transfers to Buyer all of Seller’s right, title and interest in and to the Seller Developed Product IP and shall execute and deliver, and agrees to use reasonable efforts to cause its employees to execute and deliver, all documents necessary to effect, perfect and evidence such assignment and transfer, at Buyer’s sole cost and expense. Seller shall retain exclusive ownership of the Seller Developed Other IP. Buyer and Seller shall retain joint ownership of the Jointly Developed IP, without a duty to account. Each party acknowledges and agrees (i) that Seller shall have no right to, and shall not use, the Jointly Developed IP in connection with the Business (except in connection with Seller’s performance under this Agreement or the Transition Services Agreement), and (ii) that Buyer shall have no right to, and shall not use, the Jointly Developed IP in connection with the operation of any business other than Buyer’s shave preparation business.

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     10.3 License Grants.
     (i) Seller License Grant. Seller hereby grants to Buyer a non-exclusive, perpetual (subject to Section 9.2), worldwide, non-transferable (subject to Section 16.4), royalty-free license to the Seller Developed Other IP solely in connection with the operation of the Business.
     (ii) Buyer License Grant to Seller Developed Product IP. Buyer hereby grants to Seller a non-exclusive, perpetual (subject to Section 9.2), worldwide, non-transferable (subject to Section 16.4), royalty-free license to the Seller Developed Product IP (i) in all fields of use outside the Business, and (ii) in connection with Seller’s performance under this Agreement or the Transition Services Agreement.
     (iii) Buyer License Grant to Buyer Developed IP. Buyer hereby grants to Seller a non-exclusive, perpetual (subject to Section 9.2), worldwide, non-transferable (subject to Section 16.4), royalty-free license to the Buyer Developed IP solely in connection with Seller’s performance under this Agreement or the Transition Services Agreement.
     (iv) Sublicenses. Neither party shall have the right to grant sublicenses to intellectual property licensed under this Section 10.3, except that each party may grant sublicenses (i) to its Affiliates, and (ii) to its or its Affiliates’ contract manufacturers solely for the purpose of manufacturing products or components of products for such party or its Affiliates; provided, however, that (x) any such sublicensee shall be subject to the terms and conditions that are no less stringent than the terms and conditions to which such party is subject under this Agreement, (y) such party shall be responsible for any breach of such terms and conditions by any such sublicensee, and (z) such party or its Affiliates shall enter into an agreement with such sublicensee providing that the other party shall be an intended third party beneficiary of the rights of such party or its Affiliates, as applicable, under such agreement.
     10.4 Disclaimer. Each party acknowledges and agrees that, except as set forth in this Article 10, no rights, licenses, or covenants, express or implied, are granted by this Agreement, by estoppel or otherwise.
     10.5 Vesting of Rights. All rights granted by each party to the other party under this Agreement will vest in the other party automatically and immediately and will remain perpetually vested solely in the other party whether this Agreement expires in its normal course, or is terminated in whole or in part for any reason.
     11. Confidentiality.
     11.1 Buyer Confidential Information. Seller shall regard as confidential and proprietary all of the information communicated to it by Buyer in connection with this Agreement (which information shall at all times be the property of Buyer) (“Buyer Confidential Information”). Seller shall not, without Buyer’s prior written consent, at any time disclose any portion of the Buyer Confidential Information to third parties, excluding Seller’s agents or subcontractors which are directly performing services for Seller in connection with this

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Agreement or the Transition Services Agreement or approved third party contract manufacturers, all of the foregoing bound by written confidentiality and restricted use agreements. Seller shall promptly after the termination or expiration of this Agreement return to Buyer all Buyer Confidential Information which is in written or tangible form (including all copies, summaries and notes of the contents thereof).
     Notwithstanding the foregoing, Seller’s obligations pursuant to this Section 11.1 shall not apply to Buyer Confidential Information that (i) at the time of disclosure, is, or after disclosure becomes part of, the public domain other than as a consequence of Seller’s or its agents’ or subcontractors’ breach of this Section 11.1, (ii) was without restriction and known or otherwise available to Seller prior to the disclosure by Buyer, (iii) is disclosed by a third party to Seller after the disclosure by Buyer, if such third party’s disclosure neither violates any obligation of the third party to Buyer nor is a consequence of Seller’s breach of this Section 11.1 or its agents or subcontractors breach of any confidentiality obligation owed to Buyer, (iv) is authorized by Buyer in writing for release, or (v) is independently developed by Seller without reference to Buyer Confidential Information.
     11.2 Seller Confidential Information. Buyer shall regard as confidential and proprietary all of the information of Seller communicated to it by Seller and all of the information Seller become aware of or obtain access to (including in connection with audit and in connection with inspection of and access to Seller’s facility) in connection with this Agreement (which information shall at all times be the property of Seller) (“Seller Confidential Information”). Buyer shall not, without Seller’s prior written consent, at any time: (i) use Seller Confidential Information for any purpose other than in connection with the performance of its obligations under this Agreement or the Transition Services Agreement or (ii) disclose any portion of Seller Confidential Information to third parties, excluding Buyer’s agents or subcontractors which are directly performing services for Buyer in connection with this Agreement or the Transition Services Agreement. Buyer shall promptly at the termination or expiration of this Agreement return to Seller all Seller Confidential Information which is in written or tangible form (including all copies, summaries and notes of the contents thereof).
     Notwithstanding the foregoing, Buyer’s obligations pursuant to this Section 11.2 shall not apply to Seller Confidential Information that (i) at the time of disclosure, is, or after disclosure becomes part of, the public domain other than as a consequence of Buyer’s or its agents or subcontractors breach of this Section 11.2, (ii) was without restriction and known or otherwise available to Buyer prior to the disclosure by Seller, (iii) is disclosed by a third party to Buyer after the disclosure by Seller, if such third party’s disclosure neither violates any obligation of the third party to Seller nor is a consequence of Buyer’s breach of this Section 11.2 or its agents or subcontractors breach of any confidentiality obligation owed to Buyer, (iv) is authorized by Seller in writing for release, or (v) is independently developed by Buyer without reference to Seller Confidential Information.
     12. Seller’s Representations and Warranties.
     12.1 Seller’s Representations and Warranties. Seller hereby represents and warrants that, with respect to each Delivery of Products, Seller has conveyed to Buyer good title with

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respect to these Products, provided that the Product shall be subject to a security interest to Seller until the full payment of Product Price for the Product by Buyer.
     12.2 Product Warranty. Seller warrants that the Products delivered have been manufactured in substantial compliance with the Specifications and the Standards for a period of one (1) year from the date of Delivery and with all applicable laws, rules and regulations in effect on the date of Delivery of the Products for a period of one (1) year from the date of Delivery.
     13. Buyer’s Representations and Warranties.
     Commencing one (1) year from the Effective Date, Buyer warrants that the Products are in substantial compliance with all applicable laws, rules and regulations in effect on the date of Delivery of the Products for a period of one (1) year from the date of Delivery.
     14. Indemnification.
     14.1 Subject to the limitations set forth in Article 11 of the Asset Purchase Agreement, Seller shall indemnify Buyer for Losses that in any way arise in connection with Seller’s breach of Seller’s representations and warranties pursuant to Article 12 of this Agreement.
     14.2 Subject to the limitations set forth in Article 11 of the Asset Purchase Agreement, Buyer shall indemnify Seller for Losses that in any way arise in connection with the Products.
     14.3 In no event shall consequential, special, exemplary, indirect or punitive damages or lost profits in connection with any dispute arising out of or relating in any way to this Agreement be indemnified pursuant to this Article 14. Each party to this Agreement hereby irrevocably waives any right to recover any damages of the type listed in the preceding sentence.
     14.4 With respect to indemnification provided for under this Article 14 in respect of, arising out of or involving a Third Party Claim, the procedures and rights set forth in Section 11(f) of the Asset Purchase Agreement shall apply.
     15. Audits.
     15.1 Audit Rights and Obligations. During the Term, Seller may carry out regularly scheduled audits of manufacturing procedures and processes. Seller may make relevant audit records related exclusively to the Services available to Buyer for periodic review. Seller will invite Buyer to participate in Seller’s regularly scheduled audits of Services, subject to Buyer’s compliance with Seller’s policies and procedures. Buyer may, at Buyer’s cost and through a nationally renowned independent third party auditor (provided that such third party auditor is subject to an appropriate confidentiality agreement), upon thirty (30) days advance notice to Seller, at any time during the term of this Agreement (but no more than once per Seller Fiscal Year), during normal business hours and without interfering with Seller’s business operation, audit Seller’s compliance with (i) applicable laws, rules, regulations, including a safety and environmental audit, and (ii) Seller’s manufacturing records exclusively related to the manufacturing of the Products. Seller shall, at Buyer’s cost, provide reasonable support for Buyer’s audits under this Section 15.1. All audit results and other confidential information

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accessed by Buyer in connection with audits shall constitute Seller Confidential Information subject to Article 11.
     15.2 Manufacturing Records. Seller shall maintain samples and manufacturing records in accordance with the Standards.
     16. Miscellaneous.
     16.1 Collaborative Efforts. Buyer and Seller intend this Agreement to be the basis for collaborative efforts as provided in Exhibit C.
     16.2 Force Majeure. Any failure or omission by a party in the performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the control of such party, to the extent not caused by the gross negligence or willful misconduct of such party, including the following, which, for purposes of this Agreement shall be regarded as beyond the control of each of the parties hereto, to the extent not caused by gross negligence or willful misconduct of the party: acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, war, rebellion, insurrection, riot, invasion, strike or lockout; provided that the non-performing party must give prompt written notice to the other party of such cause or causes and exercise all reasonably effort to eliminate such cause or causes and resume performance of its affected obligations as soon as practicable.
     16.3 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws, but not the laws of conflicts, of the State of Wisconsin. The provisions of the U.N. Convention on Contracts for the International Sale of Goods and the Convention on the Limitation Period in the International Sale of Goods shall not in any way apply to this Agreement or the rights and obligations of the parties under this Agreement. Whenever possible, each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law, but if any such provision or the application of any provision of this Agreement to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
     16.4 Assignment. This Agreement and any rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other party; provided that Seller may assign its rights and obligations hereunder (i) to one or more wholly-owned direct or indirect subsidiaries of Seller upon written notice of the assignment to Buyer (it being understood, however, that no assignment permitted by this clause (i) shall limit or otherwise affect Seller’s obligations hereunder) or (ii) to a direct or indirect purchaser of the Waxdale Facility.
     16.5 Entire Agreement. This Agreement (including the Exhibits attached hereto), the Asset Purchase Agreement and the other Ancillary Agreements constitute the entire agreement and understanding between the parties regarding the subject matter hereof, and supersede and merge all prior discussions and agreements between them relating thereto. Except as set forth in

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this Agreement, any terms and conditions contained in Purchase Orders, invoices, or other transactional documents exchanged between the parties shall have no effect. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar uneditable attachment to electronic mail (a delivery by any of these means, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party to this Agreement, each other party hereto or thereto shall re-execute the original form of this Agreement and deliver this form to all other parties. No party to this Agreement shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each party to this Agreement forever waives all of these defenses, except to the extent a defense relates to lack of authenticity. The use of the word “including” herein shall mean “including without limitation.”
     16.6 Order of Precedence. Nothing herein is intended to modify, limit or otherwise affect the representations, warranties, covenants, agreements and indemnifications contained in the Purchase Agreement, and such representations, warranties, covenants, agreements and indemnifications shall remain in full force and effect in accordance with the terms of the Purchase Agreement. To the extent there is any inconsistency between this Agreement and the Transition Services Agreement in connection with the provision of the Products, the Transition Services Agreement shall control during the term of the Transition Services Agreement.
     16.7 Amendment. No alleged waiver, modification or amendment to this Agreement or the Exhibits hereto shall be effective against either party hereto, unless in writing, signed by the party against which such waiver, modification or amendment is asserted, and referring specifically the provision hereof alleged to be waived, modified or amended; provided, however, that Exhibit A attached hereto may be amended by Seller in accordance with the provisions of Section 5.2.
     16.8 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered in accordance with Section 18 of the Asset Purchase Agreement, except that a copy shall not be required to be sent to the party therein indicated to receive a copy.
     16.9 No Waiver. The failure or delay of either party to insist upon the other party’s strict performance of the provisions in this Agreement or to exercise in any respect any right, power, privilege, or remedy provided for under this Agreement shall not operate as a waiver or relinquishment thereof, nor shall any single or partial exercise of any right, power, privilege, or remedy preclude other or further exercise thereof, or the exercise of any other right, power, privilege, or remedy; provided, however, that the obligations and duties of either party with respect to the performance of any term or condition in this Agreement shall continue in full force and effect.

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     16.10 Relationship of the Parties. Nothing contained herein shall be deemed or construed to create any partnership, franchise or joint venture between Buyer and Seller. All activities by Seller under the terms of this Agreement shall be carried on by Seller as an independent contractor and not as an agent for or employee of Buyer. Under no circumstances shall any employee of Seller be deemed or construed to be an employee of Buyer.
     16.11 Dispute Resolution. Any dispute between the parties to this Agreement arising under or in connection with this Agreement shall be settled in accordance with the provisions of Section 28 of the Asset Purchase Agreement.
     16.12 Disclaimer of Warranties. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, (I) SELLER DOES NOT GUARANTEE OR WARRANT THE SERVICES OR THE PRODUCTS TO BE PROVIDED HEREUNDER, (II) THE SERVICES AND PRODUCTS SHALL BE PROVIDED ON AN “AS IS” AND “WITH ALL FAULTS” BASIS, AND (III) THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OR GUARANTEES OF ANY KIND, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED. SELLER DOES NOT GUARANTEE OR WARRANT THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF ANY DATA OR INFORMATION PROVIDED TO BUYER.
     16.13 On-Site Visit. In connection with any on-site visit at Seller’s facilities, Buyer shall comply with Seller’s facility access requirements.
* * * * *

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          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first written above.

S.C. JOHNSON & SON, INC.
By:
Name:
Title:

SCHICK MANUFACTURING, INC.
By:
Name:
Title:

Signature Page to Contract Manufacturing Agreement

EXHIBIT A
PRODUCTS AND PRICING1

[1]	NOTE: Format to follow.

EXHIBIT B
FORECAST2

2	NOTE: Format to follow.

EXHIBIT C
COLLABORATIVE EFFORTS
Statement of Intent Regarding Collaborative Efforts
Seller and Buyer intend that, pursuant to the Asset Purchase Agreement, each of Buyer and Seller has a vested interest in the future success of Products and the business opportunity they represent. Consequently, Buyer and Seller agree that the Agreement is intended to be a collaborative effort to enable the Products as manufactured and marketed continue to fulfill consumer needs and expectations. In order to fulfill these evolving needs, the parties intend to work together in order to continue to produce Products that are competitive in cost, quality and performance. Notwithstanding anything to the contrary contained herein, Seller shall not be required to incur any unreimbursed costs or to suffer any unreasonable burden in connection with any effort described in this Exhibit C. Any Changes resulting from any effort described in this Exhibit C shall be subject to a Change Order in accordance with Article 6.
Such collaboration shall include, but not be limited to efforts in the following areas:
1)	Annual budget process: On an annual basis, the Buyer and Seller will conduct a joint business review for the purposes of:
a.	Standard Cost Review
i.	Prior year performance

ii.	The upcoming year’s standard cost preparation

iii.	The review will be at a sufficient level of detail to explain the cost variances that have or will impact the Buyer’s Base Price (see Sections 5.1 and 5.2), estimated Base Price (see Section 5.2) and actual Base Price (see Section 5.4). In the event that Seller changes its methodology in the application of overhead, the parties will discuss such change. Any changes in the application of overhead that are specific and exclusive to the provision of Services under this Agreement will be documented by an agreed upon Change Order.
b.	Capital expenditure budgeting: Developing a projection for the upcoming contract year of capital expenditure requirements for the Equipment.

c.	Business performance review
i.	Key performance indicators as agreed to by the parties.
d.	Continuous Improvement
i.	Equipment performance as it pertains to Equipment capacity and condition (such as efficiencies, preventive maintenance records and downtime).

ii.	Review business processes to make conducting the Buyer and Seller’s communications and transactions more efficient and mutually beneficial.
e.	Production planning: estimate of future production requirements and capacity plans

f.	New product development: review of Buyer’s new product roadmaps and implementation plans
2)	Seller will grant the Buyer reasonable access to the portions of the Waxdale Facility used for the Services, subject to Buyer’s compliance with Seller’s policies and procedures, for the purposes of working with the Seller on continuous improvement activites, knowledge transfer and performance of the Equipment and the Product. Buyer agrees to undertake safety training consistent with requirements for contractors working in the Waxdale Facility.

3)	Seller will use reasonable efforts to work with Buyer in its objectives related to generation of cost savings in the cost of the Products and to work with Buyer to improve the capacity and/or efficiencies of the Equipment.

4)	The parties will use reasonable efforts to work together in connection with arrangement of production schedules. The first week of each thirty (30)-day scheduled Forecast shall be frozen. Week two (2) production may be flexible with regard to what day(s) Product is produced within that week. Scheduling of the following two (2) weeks may be interchangeable, subject to availability of raw materials, components, and packging materials.

5)	Seller will provide reasonable amount of assitance to Buyer, as agreed by the parties in a Change Order, to develop manufacturing solutions for desired product or package changes, product feasibility and COG analysis, and design for manufacturability reviews on new product concepts. Buyer shall pay Seller for any additional assistance and Changes to the manufacturing process or any other aspect of the Standards to allow for manufacture of such Product in accordance with the applicable Change Order.

6)	Seller will use reasonable efforts to provide Buyer with information, to the extent available to Seller and not previously provided to Buyer, that is related to Buyer’s compliance with legal and regulatory requirements relating to the Products or any products in which the Products are to be incorporated, including the registration, packaging, labeling, transportation, and provision of safety information (e.g., material safety data sheet) in all countries where Products or any products incorporating the Products are stored, transported, sold, and consumed from time to time.

EXHIBIT D
TRANSITION SERVICES AGREEMENT
          THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [                    ], 2009, by and between S.C. JOHNSON & SON, INC., a Wisconsin corporation (“Seller”), and [                                        ], a [                    ] (“Buyer”), is effective as of the Closing Date, as defined in that certain Asset Purchase Agreement, dated as of [                          ], 2009 by and between Seller and Buyer (the “Purchase Agreement”). Seller and Buyer are each referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.
WITNESSETH:
          WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to purchase certain assets relating to the Products set forth on the Products Schedule to the Asset Purchase Agreement; and
          WHEREAS, Seller has agreed to provide to the Buyer, from and after the Effective Date, certain transition services on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:
1. Transition Services to be Provided by Seller.
     (a) Transition Services. From the Effective Date through the Termination Date (as defined in Section 8 below), Seller shall provide to Buyer in connection with the Business, on the terms set forth herein, the services specifically listed on Schedule A attached hereto (the “Transition Services”). For the avoidance of doubt, tasks necessary to accomplish the Transition Services, even if such tasks are not expressly set forth on Schedule A, shall be deemed to be part of the Transition Services to be performed hereunder.
     (b) Delegation of Transition Services. Notwithstanding anything to the contrary set forth herein, to the extent any Transition Services were outsourced and provided by a third party during the twelve (12)-month period prior to the Effective Date, Seller shall be permitted to continue to outsource such Transition Services without the review or approval of Buyer. In the event that Seller outsources Transition Services, Seller shall notify Buyer as soon as practicable regarding such outsourcing services Seller acknowledges that notwithstanding any delegation of their responsibilities under this Agreement, they shall remain responsible for the provision of the Transition Services and the third party’s compliance with the standard of performance set forth herein.
     (c) Standards of Performance. With respect to a given Transition Service, Seller shall provide the Transition Services in substantially the same manner and scope, in substantially the same quality, and with substantially the same degree of care and diligence that Seller exercises or has exercised historically in providing such Transition Service to itself. Seller represents and warrants that no condition exists which is reasonably likely to interfere in any material respect with Seller’s ability to provide the Transition Services in accordance with this Agreement.
     (d) Compliance with Laws and Regulations. Seller shall perform or provide the Transition Services in accordance in all material respects with all applicable laws.
2. Pricing. The fees for each Transition Service shall be the amounts set forth on Schedule A. A fixed monthly fee shall be payable for each Transition Service that continues to be provided pursuant to this Agreement (the “Remaining Services”) following the completion or termination of field sales force and related services as specified in Schedule A.
3. Settlement Report. Within 15 days following the end of each fiscal month of Seller during the term of this Agreement, or until such time as the applicable services are no longer provided by the Seller, the Seller shall complete and submit to Buyer a monthly Settlement Report. This report will detail the Account Revenue of the Business (calculated as Gross Sales less sales deductions) to the extent earned by Seller under this Agreement and will detail and subtract from such Account Revenue all amounts owed to Seller under this Agreement. Negative amounts resulting from such subtraction shall be owed to Seller. The Settlement Report will provide sufficient detail to allow Buyer to reasonably review and understand the Account Revenue and all amounts owed to Seller under this Agreement. The Seller shall remit, or in the case where amounts are owed to Seller, Buyer shall remit, in immediately available funds, the net cash due as determined on the Settlement Report, within 15 days of submission of the Settlement Report, with interest to accrue at a rate of 10% per annum for late payment.
4. Payment for Inventory. For the period Seller provides sales and distribution services, Buyer shall make payment within 15 days of the reconciliation date in respect of inventory services occurring during the preceding fiscal month equal to an amount equal to the number of physical cases produced of Products or received from co-packers and contract manufacturers by individual Product, in each case, received during the applicable fiscal month (or portion thereof), multiplied by the applicable cost of each Product. At Buyer’s request, Seller will provide a reconciliation of Product inventory showing the result of (i) the sum of (A) Product inventory at the beginning of each fiscal month, (B) the quantity of Products produced during such fiscal month, (C) the quantity of Products received from contract manufacturers during such fiscal month and (D) the quantity of Products returned by customers during such fiscal month, reduced by (ii) the quantity of Products shipped to customers during such fiscal month.
5. Representatives. Seller and Buyer shall each designate, from time to time, a representative to act as Seller’s and Buyer’s respective primary contact persons to coordinate the provision of all of the Transition Services (collectively, the “Primary Coordinators”). Each Primary Coordinator may designate one or more service coordinators for each specific Transition Service (the “Service Coordinators”). Each Party may treat an act of a Primary Coordinator of another Party as being authorized by such other Party without inquiring behind such act or ascertaining whether such Primary Coordinator had authority to so act, and each Party may treat an act of a Service Coordinator as being authorized by such other

Party only to the extent such act is directly related to the Transition Service for which such Service Coordinator has been designated; provided, however, that no such Primary Coordinator or Service Coordinator has authority to amend this Agreement. Seller and Buyer shall advise each other promptly (and in any event within seven (7) days) in writing of any change in the Primary Coordinators and any Service Coordinator for a particular Transition Service. Seller and Buyer agree that all communications relating to the provision of the Transition Services shall be directed to the Service Coordinators for such Transition Service with copies to the Primary Coordinators.
6. Personnel.
     (a) General Support. Seller shall, to the extent reasonably possible, provide the Transition Services using same personnel who provided such services to the Business during the 12 months prior to Closing.
     (b) Compensation. Seller shall continue awarding annual quota-based incentives (dependent on the performance of the Business) to field sales employees who in the ordinary course received such awards based all or in part on Business performance prior to Closing. Eligibility for such awards shall be based upon the performance of the Business during the portion of year in which Transition Services are performed.
7. Cooperation. During the term of this Agreement, the Parties shall use commercially reasonable efforts to cooperate with each other as reasonably requested in all matters relating to the provision and receipt of the Transition Services.
8. Term; Termination.
     (a) Service Term. Schedule A sets forth the term for each Transition Service.
     (b) Early Termination. Buyer may terminate the provision of any Transition Service (in whole or in part) 15 days following the date upon which Buyer notifies Seller in writing that Buyer no longer requires Seller to provide such Transition Service or such shorter notice period as Buyer may determine with the consent of Seller in its sole discretion; provided, however, that for North America, Field Sales, Distribution, Finance / IT and Inventory services (the “Linked Services”) may only be terminated together at the same time. Any election to terminate any Transition Service or a portion thereof shall not relieve Buyer of the obligation to pay for any terminated Transition Services that are provided prior to the effective date of such termination.
     (c) Termination of the Entire Agreement. The provision of Transition Services shall commence on the Effective Date and shall terminate upon the earliest to occur of the following (the “Termination Date”):
          (i)                           , 2010;
          (ii) 15 days following the date upon which Buyer notifies Seller in writing that Buyer no longer requires Seller to provide any Transition Services; and
     (d) Effect of Termination or Expiration. Upon termination or expiration of this

Agreement for any reason, Seller shall deliver to Buyer all records and other information pertaining to any matters for which Seller was providing Transition Services to Buyer hereunder; provided, however, Seller may retain copies of such records and information to the extent necessary for accounting, tax reporting, or compliance with Seller’s document retention policies, subject to the requirements of Section 12 hereof. Seller acknowledges and agrees that after partial termination of this Agreement by Buyer with respect to any particular Transition Service, Buyer shall not have any payment obligations pursuant to Section 2 hereof with respect to such Transition Service performed after the effective date of such termination and that a partial termination of this Agreement by Buyer with respect to any particular Transition Service will not affect Seller’s obligation to perform any other Transition Services hereunder. Following any termination of this Agreement, Buyer and Seller agree and acknowledge that in the event that either of them receives monies or invoices that should have properly been directed to the other, such monies or invoices will be promptly delivered to such other Party. Each Party agrees to cooperate with the other to give effect to the provisions of the foregoing sentence. At Buyer’s reasonable request, upon partial termination of this Agreement by Buyer with respect to any particular Transition Service, Seller shall deliver to Buyer all records and other information exclusively related to such terminated Transition Services subject to the same rights to retain copies of the same contained in the proviso above.
     (e) Survival. Section 8(d) (Effect of Termination or Expiration), Section 8(e) (Survival), Section 9 (Disclaimer of Warranties), Section 10 (Indemnification), Section 11 (Limitation of Liability), Section 12 (Confidentiality) and Section 14 (Miscellaneous) shall survive termination or expiration of this Agreement.
9. Disclaimer of Warranties.
     THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, (A) SELLER DOES NOT GUARANTEE OR WARRANT THE TRANSITION SERVICES TO BE PROVIDED HEREUNDER, (B) THE TRANSITION SERVICES SHALL BE PROVIDED ON AN “AS IS” AND “WITH ALL FAULTS” BASIS AND (C) THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OR GUARANTEES OF ANY KIND, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED. SELLER DOES NOT GUARANTEE OR WARRANT THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF ANY DATA PROVIDED TO ANY OTHER PARTY.

10. Indemnification. Buyer hereby indemnifies Seller and each of its Affiliates against all Losses attributable to any third party claims arising from or relating to the provision of the Transition Services, except to the extent that such damages, losses, liabilities or costs arise from the willful misconduct or gross negligence of Seller or any of its Affiliates, employees or subcontractors; provided that in the absence of gross negligence or intentional misconduct on Buyer’s part, the liability of Buyer for any Losses indemnifiable pursuant to this Section 9 shall in the aggregate not exceed the total amount paid or payable to Seller by the Buyer under this Agreement.
11. Limitation of Liability. In no event shall Seller or any of its Affiliates, shareholders, directors, managers, officers, partners, members, employees, agents or representatives have any liability, whether based on warranty, contract, tort (including negligence or strict liability) or any other legal or equitable grounds, for any consequential, special, exemplary, indirect or punitive damages or lost profits in connection with any dispute arising out of or relating in any way to this Agreement or any of the Transition Services to be provided hereunder or the performance of or failure to perform Seller’s obligations under this Agreement, regardless of whether such damages are foreseeable or an authorized representative of Seller is advised of the possibility or likelihood of such damages. Each party to this Agreement hereby irrevocably waives any right to recover any damages of the type listed in the preceding sentence.
12. Confidentiality. The Parties’ obligations of confidentiality regarding information received in connection with this Agreement or otherwise related to Transition Services shall be subject to and controlled by the provisions of Sections 5(c)(ii) and 7(a) of the Purchase Agreement.
13. Force Majeure. Any failure or omission by a Party in the performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the control of such Party, including the following, which, for purposes of this Agreement shall be regarded as beyond the control of each of the parties hereto: acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, war, rebellion, insurrection, riot, invasion, strike or lockout; provided that the non-performing Party must give prompt written notice to the other party of such cause or causes and exercise all reasonable effort to eliminate such cause or causes and resume performance of its affected obligations as soon as practicable. Notwithstanding the foregoing, and notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to pay for the affected Transition Services during the pendency of an event of force majeure and the term of such affected Transition Services shall be extended by the length of time during which any force majeure event remains.
14. Miscellaneous.
     (a) Right to Determine Priority. Subject to the provisions of Section 5, if there is a conflict between the business needs of Seller or its Affiliates and the provision of any Transition Service to Buyer (for example, if the same employee is needed to work on both a Transition Service and work product needed by Seller or its Affiliates), the Parties shall negotiate in good faith and cooperate to optimize schedules and identify available options to address both Parties’ needs. Buyer acknowledges that there may be short-term constraints on Seller’s ability to provide Transition Services, but that such constraints shall be ameliorated as soon as practicable.
     (b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. Subject to Section 1(a), this Agreement and any rights and obligations hereunder shall not be assignable or transferable by either Party ( other than by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets of a Party) without the prior written consent of the other Party.
     (c) Relationship of the Parties. Nothing contained herein shall be deemed or construed to create any partnership or joint venture between Buyer and Seller. All activities by Seller under the terms of this Agreement shall be carried on by Seller as an independent contractor and not as an agent for or employee of Buyer. Under no circumstances shall any employee of Seller be deemed or construed to be an employee of Buyer.
     (d) Purchase Agreement. Nothing herein is intended to modify, limit or otherwise affect the representations, warranties, covenants, agreements and indemnifications contained in the Purchase Agreement, and such representations, warranties, covenants, agreements and indemnifications shall remain in full force and effect in accordance with the terms of the Purchase Agreement. Sections 14 (No Third Party Beneficiaries), 17 (Amendment and Waiver), 18 (Notices), 19 (Interpretation), 20 (No Strict Construction), 21 (Severability), 22 (Counterparts; Electronic Delivery), 23 (Entire Agreement), 27 (Governing Law) and 28 (Dispute Resolution) of the Purchase Agreement are incorporated herein by reference.
* * * * *

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

S.C. JOHNSON & SON, INC.
By:
Name:
Title:

[BUYER]
By:
Name:
Title:

SCHEDULE A
Transition Services

Service	Description	Fee	Term*
Field Sales Force	Customer calls, program and promotion (may include shopper marketing) setup, joint sales calls at top 10 accounts as reasonably requested by Buyer.	4% Account Revenue	US — 4 months Canada — 5 months

Distribution	Plant to DC transportation, product warehousing at distribution centers, outbound freight to customers.	8% Account Revenue	Tied to Field Sales term

Finance / IT	Order processing, customer invoicing, collection, monthly financial statement reporting and payment to ENR.	1% Account Revenue	Tied to Field Sales term

Inventory Services	Payment for cost of products produced includes demand planning, co-packing, contract manufacturing, supply and deployment planning.	Product Costs	Tied to Field Sales term

Marketing	Planning/implementation of F09/10 promotion programs on behalf of Buyer (at Buyer expense). Use of consumer resource line.	1.0% Account Revenue ($133,333 per month following termination of the field sales force and related services)	US — 3 months Canada 3 months

Service	Description	Fee	Term*
R&D	Provide Product, packaging and pilot plant support for the following key F09/10 base business initiatives: CARB compliance, product development, processing, and scale up of up to three new Products for potential F09/10 introduction; knowledge transfer regarding non-commercialized innovation related to the Business.	1.5% Account Revenue ($200,000 per month following termination of the field sales force and related services)	6 months. However, if, at the end of such 6 month period, efforts to comply with the requirements set by the Air Resource Board of the California Protection Agency remain ongoing, the term of the related services may be extended by Buyer for an additional 2 months for the fees described without the payment of any additional premium.

Advertising, Promotion Support	Advertising, consumer promotion, market research, syndicated data, coupon placement and redemption, and other similar activities directly related to the Business.	Actual Costs	3 months

International	Local sales and marketing activities, management of distributor relationships	Same as U.S. rate	5 months. Parties agree to discuss any proposed extension to the term of these services following discussion with on-site personnel.

*	The Term of any Transition Service may be extended by Buyer for up to two (2) additional months upon written notice to Seller at least sixty (60) days prior to the end of the Term, unless such notice period is reduced by written agreement of the Parties; provided, that if any of the Linked Services are extended, they all must be extended. For the first additional month, the fee shall be 115% of the fee listed above for the extended Transition Service. For the second additional month, the fee shall be 140% of the fee listed above for the extended Transition Service.

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EXHIBIT E
SELLER-TO-BUYER LICENSE AGREEMENT
          THIS SELLER-TO-BUYER LICENSE AGREEMENT (this “Agreement”), dated as of [____________], 2009, is by and between S.C. JOHNSON & SON, INC., a Wisconsin corporation (“Seller”), and ENERGIZER HOLDINGS, INC., a Missouri corporation (“Buyer”). Seller and Buyer are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”
          WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of ___, 2009 between Seller and Buyer (the “Purchase Agreement”), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Assets (as defined below);
          WHEREAS, Buyer desires to obtain from Seller, and Seller desires to grant to Buyer, a license under the terms and conditions of this Agreement to certain intellectual property not transferred to Buyer pursuant to the Purchase Agreement; and
          WHEREAS, the execution and delivery of this Agreement are conditions to the obligations of the Buyer and Sellers under the Purchase Agreement.
          NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows.
1.	Definitions. The following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Article 1. All terms used herein with initial capital letters but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
(a)	Affiliate. The term “Affiliate” shall have the meaning ascribed to it in the Purchase Agreement.

(b)	Assets. The term “Assets” shall have the meaning ascribed to it in the Purchase Agreement.

(c)	Business. The term “Business” shall have the meaning ascribed to it in the Purchase Agreement.

(d)	Buyer. The term “Buyer” means the purchaser of Assets that is identified in the preamble.

(e)	Buyer Field of Use. The term “Buyer Field of Use” means the manufacturing, marketing or selling any consumer products that constitute creams, gels, foams or lotions that are marketed for shave preparation, in each case anywhere in world.

(f)	Claim. The term “Claim” shall have the meaning ascribed to it in the Purchase Agreement.

(g)	Closing Date. The term “Closing Date” shall have the meaning ascribed to it in the Purchase Agreement.

(h)	Contract Manufacturing Agreement. The term “Contract Manufacturing Agreement” shall have the meaning ascribed to it in the Purchase Agreement.

(i)	Code. The term “Code” means the United States Bankruptcy Code, as the same may be amended from time to time.

(j)	Electronic Delivery. The term “Electronic Delivery” shall have the meaning ascribed to it in the Purchase Agreement.

(k)	Indemnified Party. The term “Indemnified Party” shall have the meaning ascribed to it in the Purchase Agreement as “indemnified party.”

(l)	Licensed IP. The term “Licensed IP” means the patents and patent applications set forth on Schedule 1(c)(v)(B) to the Purchase Agreement, and the patents, patent applications, trade secrets, copyrights, proprietary inventions, production know-how, product formulae, production processes and procedures, product test information, market survey, and marketing materials owned by Seller and used in the operation of the Business as of the Closing Date (excluding Primary Intellectual Property and Other Intellectual Property).

(m)	Losses. The term “Losses” shall have the meaning ascribed to it in the Purchase Agreement.

(n)	Other Intellectual Property. The term “Other Intellectual Property” shall have the meaning ascribed to it in the Purchase Agreement.

(o)	Party or Parties. The term “Party” or “Parties” shall have the meanings ascribed to them in the preamble.

(p)	Person. The term “Person” shall have the meaning ascribed to it in the Purchase Agreement.

(q)	Primary Intellectual Property. The term “Primary Intellectual Property” shall have the meaning ascribed to it in the Purchase Agreement.

(r)	Purchase Agreement. The term “Purchase Agreement” shall have the meaning ascribed to it in the preamble.

(s)	Restricted Period. The term “Restricted Period” shall have the meaning ascribed to it in the Purchase Agreement.

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(t)	Seller. The term “Seller” means the transferor of Assets that is identified in the preamble.

(u)	Third Party Claim. The term “Third Party Claim” shall have the meaning ascribed to it in the Purchase Agreement.

(v)	Transferred Patents. The term “Transferred Patents” shall have the meaning ascribed to it in Section 3(d).

(w)	Transition Services Agreement. The term “Transition Services Agreement” shall have the meaning ascribed to it in the Purchase Agreement.
2.	License Grant.
(a)	License Grant. Subject to the terms and conditions of this Agreement, Seller hereby grants to Buyer a perpetual (subject to Section 4(a)), worldwide, royalty-free, non-transferable (except as set forth in Section 8(b)) license under the Licensed IP to use, make, have made, sell, offer to sell, market, distribute, improve upon, and import products and services, and to copy, display, and prepare derivative works of, Licensed IP, in each case, solely in the Buyer Field of Use. Such license shall be (i) exclusive during the Restricted Period, and (ii) non-exclusive after the Restricted Period.

(b)	Sublicenses. Buyer shall have no right to grant sublicenses to Licensed IP under this Article 2, except that Buyer may grant sublicenses under the Licensed IP (i) to Buyer’s Affiliates, and (ii) to Buyer’s or its Affiliates’ contract manufacturers solely for the purpose of manufacturing products or components of products for Buyer or its Affiliates; provided, however, that (x) any such sublicensee shall be subject to the terms and conditions that are no less stringent than the terms and conditions to which Buyer is subject under this Agreement, (y) Buyer shall be responsible for any breach of such terms and conditions by any such sublicensee, and (z) Buyer or its Affiliates shall enter into an agreement with such sublicensee providing that Seller shall be an intended third party beneficiary of the rights of Buyer or its Affiliates, as applicable, under such agreement.

(c)	No Obligation to Assist. For the avoidance of doubt, neither Seller nor any of its Affiliates shall be obligated to deliver any tangible embodiments of any Licensed IP, or to provide any assistance or support, to Buyer or any of its Affiliates in connection with the use of any Licensed IP after the Closing Date.

(d)	Reservation of Rights. Buyer acknowledges and agrees that: (i) all right, title and interest in and to the Licensed IP are vested solely in Seller at all times; and (ii) except as set forth in this Article 2, no rights, licenses, or covenants, express or implied, are granted by this Agreement, by estoppel or otherwise.

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3.	Enforcement and Maintenance of Licensed IP .
(a)	Enforcement. Buyer shall promptly notify Seller of any infringement or misappropriation or suspected infringement or misappropriation of any Licensed IP of which Buyer becomes aware. Seller shall have the sole right (but not the obligation) to enforce the Licensed IP, including determining (in Seller’s sole discretion) whether any action and what type of action shall be taken against any infringement or misappropriation. Upon Seller’s reasonable request, Buyer shall, at Seller’s expense, cooperate with Seller in any action taken by Seller with respect to any infringement or misappropriation, including joining any action as necessary and indispensable parties if so required.

(b)	Prosecution and Maintenance. Seller shall have the sole right (but not the obligation) to file, prosecute, and maintain the Licensed IP, including determining (in Seller’s sole discretion) whether any renewal or maintenance fees should be paid to maintain any Licensed IP. Upon Seller’s reasonable request, Buyer shall, at Seller’s expense, cooperate with Seller in connection with the filing, prosecution and maintenance of the Licensed IP .

(c)	Conveyance of Transferred Patents to Buyer. If at any time Seller decides to discontinue or abandon the prosecution or maintenance of any patents or patent applications included in Licensed IP, to the extent set forth on Schedule 1(c)(v)(B) to the Purchase Agreement, Seller agrees to notify Buyer of its intention in reasonably sufficient time for Buyer to assume the preparation, filing, prosecution or maintenance of such patents or patent applications in Buyer’s name at Buyer’s expense and with counsel of Buyer’s choice. Buyer shall have the right (but not the obligation), exercisable by giving written notice to Seller of Buyer’s election, to have all of Seller’s right, title and interest in and to such patents or patent applications assigned and transferred to Buyer. All such patents and patent applications as to which Buyer exercises such right shall be referred to herein as “Transferred Patents”. Seller agrees to execute and deliver, and agrees to use reasonable efforts to cause its employees to execute and deliver, all documents necessary to effect, perfect and evidence the assignment and transfer of such Transferred Patents to Buyer, and to take any and all reasonable action to cooperate with Buyer in the filing, prosecution, issuance, and maintenance of such Transferred Patents, at Buyer’s sole cost and expense.

(d)	License of Transferred Patents to Seller.
(i)	Subject to the terms and conditions of this Agreement, Buyer hereby grants to Seller a non-exclusive, worldwide, royalty-free license under the Transferred Patents to use, make, have made, sell, offer to sell, market, distribute, improve upon, and import products and services, in each case, solely (i) in all fields of use outside the Buyer Field of Use, and (ii) in connection with Seller’s performance under the Contract Manufacturing Agreement or the Transition Services Agreement. The license granted to

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Seller under this Section 3(d)(i) with respect to each Licensed Patent shall be in effect until the expiration of such Transferred Patent.
(ii)	The rights and obligations under Section 3(d) shall not be assignable or transferable by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed) and any purported assignment or transfer without such consent shall be void and without effect; provided, however, that (i) Seller may assign and transfer such license rights, without consent of Buyer, to an acquirer of all or substantially all of the assets of Seller or to an entity into which Seller is merged (in each case, except for any material competitor of Buyer); provided further, however, that such rights, when assigned and transferred, shall apply only to the products and services of the acquired business of Seller or of the portion of the merged business reflecting the acquired business of Seller, and such rights shall not apply under any circumstances to any other products or services of the acquiring party or of the merged business; and (ii) Buyer may assign and transfer its rights and obligations under this Section 3(d), without consent of Seller, to an acquirer of all or any Licensed Patents to the extent of such sold or assigned Licensed Patents, provided that such acquirer agrees to be bound by the terms of this Section 3(d).

(iii)	Seller shall have no right to grant sublicenses to Transferred Patents under this Section 3(d), except that Seller may grant sublicenses under the Transferred Patents (i) to Seller’s Affiliates, and (ii) to Seller’s or its Affiliates’ contract manufacturers solely for the purpose of manufacturing products or components of products for Seller or its Affiliates; provided, however, that (x) any such sublicensee shall be subject to the terms and conditions that are no less stringent than the terms and conditions to which Seller is subject under this Section 3(d), (y) Seller shall be responsible for any breach of such terms and conditions by any such sublicensee, and (z) Seller or its Affiliates shall enter into an agreement with such sublicensee providing that Buyer shall be an intended third party beneficiary of the rights of Seller or its Affiliates, as applicable, under such agreement.

(iv)	For the avoidance of doubt, neither Buyer nor any of its Affiliates shall be obligated to deliver any tangible embodiments of any Transferred Patents, or to provide any assistance or support, to Seller or any of its Affiliates in connection with the use of any Transferred Patents.

(v)	Seller acknowledges and agrees that: (i) all right, title and interest in and to the Transferred Patents shall be vested solely in Buyer at all times upon its conveyance to Buyer under Section 3(c); and (ii) except as set forth in this Section 3(d), no rights, licenses, or covenants, express or implied, are granted by Buyer with respect to the Transferred Patents, by estoppel or otherwise.

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(e)	Markings. Buyer shall, at its own expense, mark each product manufactured or sold that embodies the subject matter of any Licensed IP in accordance with all applicable laws, rules, and regulations and as reasonably directed by Seller in order to protect or preserve any rights under the Licensed IP.
4.	Term and Termination.
(a)	Term. Unless otherwise terminated in accordance with Section 4(b), this Agreement shall begin on the date hereof and continue in perpetuity; provided that, with respect to any form of intellectual property in the Licensed IP that has an expiration date, the license to such Licensed IP granted under Section 2(a) shall expire upon the expiration of such Licensed IP.

(b)	Termination. The Parties may terminate this Agreement upon mutual written agreement at any time. Seller may terminate this Agreement upon material breach of any provision of this Agreement by Buyer in the event that Buyer fails to cure such breach within thirty (30) days following the date of written notice of such breach provided by Seller (or, in the event that such breach is not reasonably curable within thirty (30) days, within such reasonably required cure period, provided that such breach is curable). This Agreement shall terminate automatically and immediately if Buyer: (i) files for bankruptcy; (ii) is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it, which proceedings are not dismissed within sixty (60) days after their commencement; (iii) makes an assignment for the benefit of all or substantially all of its creditors; or (iv) enters into an agreement for the composition, extension, or readjustment of substantially all of its obligations.

(c)	Effect of Termination. Upon termination of this Agreement, Buyer shall discontinue the sale and distribution of all products and services covered by any Licensed IP and shall terminate all sublicenses to the Licensed IP granted under Section 2(b), provided that Buyer and its sublicensees may continue to sell or distribute such products and services for a period of one hundred and twenty (120) days after termination of this Agreement.

(d)	Survival. In addition, the provisions of Sections 2(c), 2(d), 4(c), and 4(d), and Articles 5, 7, and 8 shall survive the termination of this Agreement. Any definitions required to understand such surviving provisions shall also survive the termination of this Agreement.
5.	Representations and Warranties. Seller hereby represents and warrants to Buyer that it owns, or has the right to license to Buyer, the Licensed IP.

6.	Disclaimer. EXCEPT AS SET FORTH HEREIN, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

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7.	Indemnification.
(a)	Indemnification by Buyer. Buyer shall indemnify each of Seller, its Affiliates, and its and their officers, directors, employees and agents against and hold such Indemnified Party harmless from any Losses suffered or incurred by such Indemnified Party to the extent arising from: (i) any product liability Claim made by any Person relating to any product or service covered by any Licensed IP that is used, made, sold, offered to sell, marketed, distributed, improved upon, or imported by Buyer or any of its sublicensees; or (ii) breach of Buyer’s obligations or covenants hereunder.

(b)	Indemnification by Seller. Seller shall indemnify each of Buyer, its Affiliates, and its and their officers, directors, employees and agents against and hold such Indemnified Party harmless from any Losses suffered or incurred by such Indemnified Party to the extent arising from: (i) any product liability Claim made by any Person relating to any product or service covered by any Licensed IP that is used, made, sold, offered to sell, marketed, distributed, improved upon, or imported by Seller or any of its sublicensees; or (ii) breach of Seller’s obligations or covenants hereunder.

(c)	Procedure.
(i)	In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Third Party Claim, such Indemnified Party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(ii)	If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its indemnification responsibility hereunder, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnified Party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate

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from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third Party Claim, the indemnifying party and Seller shall cooperate in the defense or prosecution of such Third Party Claim. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld).
8.	Miscellaneous.
(a)	Further Assurances. From time to time, as and when requested by either Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions (subject to the limitations set forth in the Purchase Agreement), as such other Party may reasonably deem necessary or desirable to consummate the transaction contemplated by this Agreement.

(b)	Assignment. This Agreement and any rights and obligations hereunder shall not be assignable or transferable by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed) and any purported assignment or transfer without such consent shall be void and without effect; provided, however, that (i) Buyer may assign and transfer its rights and obligations under this Agreement, without consent of Seller, to an acquirer of all or substantially all of the assets of Buyer or to an entity into which Buyer is merged (in each case, except for any material competitor of Seller); provided further, however, that such rights, when assigned and transferred, shall apply only to the products and services of the acquired business of Buyer or of the portion of the merged business reflecting the acquired business of Buyer, and such rights shall not apply under any circumstances to any other products or services of the acquiring party or of the merged business; and (ii) Seller may assign and transfer its rights and obligations under this Agreement, without consent of Buyer, to an acquirer of all or any portion of the Licensed IP to the extent of such sold or assigned Licensed IP provided that such acquirer agrees to be bound by the terms of this Agreement. This Section 8(b) does not apply to assignment or transfer of each Party’s rights and obligations under Section 3(d), which shall be addressed by Section 3(d)(ii).

(c)	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

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(d)	Expenses. Whether or not the transaction contemplated hereby is consummated, and except as otherwise specifically provided in the Purchase Agreement, all costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the Party incurring such costs or expenses.

(e)	Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon a Party only if set forth in a writing executed by such Party and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

(f)	Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (i) when personally delivered, (ii) when sent by facsimile (with hard copy to follow) during a business day (or on the next business day if sent after the close of normal business hours or on any non-business day), (iii) when sent by electronic mail (with hard copy to follow) during a business day (or on the next business day if sent after the close of normal business hours or on any non-business day), (iv) one (1) business day after being sent by reputable overnight express courier (charges prepaid), or (v) three (3) business days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, requests, demands and communications to the Parties shall be sent to the addresses indicated below:
if to Buyer,
[___________________________
____________________________
____________________________]
Attention: [__________________]
Facsimile: [__________________]
E-mail: [__________________]
with a copy to:
[____________________________
____________________________
____________________________]
Attention: [__________________]
Facsimile: [__________________]
E-mail: [__________________]

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if to Seller,
S.C. Johnson & Son, Inc.
1525 Howe Street
Racine, Wisconsin 53403-2236
Attention: Gary R. Akavickas, Esq.
Facsimile: (262) 260-4253
E-mail: grakavic@scj.com
with a copy to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Michael G. Timmers, P.C.
Facsimile: (312) 862-2200
E-mail: mtimmers@kirkland.com
(g)	Interpretation. The headings and captions contained in this Agreement (including any Exhibit hereto) are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word “including” herein shall mean “including without limitation.”

(h)	No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, both Buyer and Seller confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(i)	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

(j)	Counterparts; Electronic Delivery. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by an Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of either Party, the other Party shall re-execute the original form of this Agreement and deliver such form to the other Party. Neither Party shall raise the use of Electronic Delivery to deliver a signature or the fact

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that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
(k)	Entire Agreement. This Agreement (including any Exhibit attached hereto) and the provisions of the Purchase Agreement incorporated herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

(l)	Order of Precedence. This Agreement and the Purchase Agreement are intended to be interpreted complementary but independent of one another. Any inconsistency, ambiguity or conflict between this Agreement and the Purchase Agreement shall be resolved in the following order of precedence (with (i) having the higher priority): (i) Purchase Agreement; and (ii) this Agreement.

(m)	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without giving effect to its conflict of law principles).

(n)	Bankruptcy. The Parties acknowledge and agree that the Licensed IP constitutes “intellectual property” as defined in Section 101(35A) of the Code, which has been licensed hereunder in a contemporaneous exchange for value. The Parties further acknowledge and agree that if Seller: (i) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) applies for or consents to the appointment of a trustee, receiver or other custodian for it, or makes a general assignment for the benefit of its creditors; (iii) commences, or has commenced against it, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceedings; or (iv) elects to reject, or a trustee on behalf of it elects to reject, this Agreement or any agreement supplementary hereto, pursuant to Section 365 of the Code, or if this Agreement or any agreement supplementary hereto is deemed to be rejected pursuant to Section 365 of the Code for any reason, this Agreement, and any agreement supplementary hereto, shall be governed by Section 365(n) of the Code and Buyer will retain and may elect to fully exercise its rights under this Agreement in accordance with Section 365(n) of the Code. Upon written request from Buyer to Seller or the bankruptcy trustee of Seller’s election to proceed under Section 365(n) of the Code, Seller or such bankruptcy trustee shall comply in all respects with Section 365(n) of the Code, including not interfering with the rights of Buyer as provided in this Agreement.

(o)	Injunctive Relief. Each Party acknowledges and agrees that, in the event the other Party breaches or threatens to breach its obligation under this Agreement, the non-breaching Party may seek an injunction, order of specific performance, or other

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equitable relief in any court of competent jurisdiction, without waiving any other remedies available to it at law or in equity.
* * * * *

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          IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

LICENSOR: S.C. JOHNSON & SON, INC.
By:
Name:
Title:

LICENSEE: ENERGIZER HOLDINGS, INC.
By:
Name:
Title:

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EXHIBIT F
TERMS AND CONDITIONS OF BUYER PREFERRED STOCK
ENERGIZER HOLDINGS, INC.
CERTIFICATE OF DESIGNATIONS
SERIES [A] NON-VOTING PREFERRED STOCK
(Pursuant to Section 351.180 of the
Missouri General and Business Corporation Law)
     Energizer Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General and Business Corporation Law of the State of Missouri (“MBCL”), in accordance with Section 351.180 thereof, hereby certifies:
     That the Board of Directors of the Corporation, at a meeting duly convened and held on                     , 2009, pursuant to authority expressly vested in the Board of Directors by the Corporation’s Articles of Incorporation, adopted the following resolution creating a series of Three Hundred Ten Thousand (310,000) shares of the Corporation’s Preferred Stock, par value $.01 per share, designated as Series [A] Non-Voting Preferred Stock:
     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors (the “Board”) by the Corporation’s Articles of Incorporation, the Board hereby creates a series of the Preferred Stock, par value $.01 per share, of the Corporation (the “Preferred Stock”) and hereby states that the designation and number of shares thereof, and the relative, participating, optional and other rights of the shares of such series and the qualifications, limitations or restrictions thereof, are as follows:
     1.1 Designation and Amount. There shall be a series of the Preferred Stock which shall be designated as the “Series [A] Non-Voting Preferred Stock,” par value $.01 per share, and the number of shares constituting such series shall be Three Hundred Ten Thousand (310,000). Each share of Series [A] Non-Voting Preferred Stock shall be identical in all respects to every other share of the Series [A] Non-Voting Preferred Stock. [The Series [A] Non-Voting Preferred Stock shall be subordinate, and rank junior in right of payment, to all indebtedness of the Corporation and may only receive payments pursuant to this Certificate of Designation as provided for herein.
     1.2 Dividends.
          (a) Subject to the rights of the holders of any shares of any series of Preferred Stock of the Corporation ranking prior and superior to the Series [A] Non-Voting Preferred Stock with respect to dividends, the holders of shares of Series [A] Non-Voting Preferred Stock (the “Holders”), in preference to the holders of shares of Common Stock, par value $.01 per share of the Corporation (the “Common Stock”), and of any other junior stock, shall be entitled to receive semi-annual dividends payable in cash with respect to each Dividend Period in an amount per share equal to the rate of (i) 6% per annum on the Original Series [A] Issue Price from and including [June 30, 2009] (the “Original Issuance Date”) to and including December 31, 2010, (ii) 9% per annum on the Original Series [A] Issue Price from and including January 1, 2011 to and including June 30, 2012, and (iii) 12% per annum on the Original Series [A] Issue Price from and including July 1, 2012 to and including the June 29, 2019. The “Mandatory Redemption Date” shall mean June 29, 2019. “Dividend Period” shall mean the period commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date of the Series [A] Non-Voting Preferred Stock) and shall end on and include the calendar day next preceding the next Dividend Payment Date).
Dividends shall begin to accrue and be cumulative from the Original Issue Date and shall be payable on                      and                      of each year, commencing on                      (each a “Dividend Payment Date”), provided that if any such Dividend Payment Date would not otherwise occur on a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in St. Louis, Missouri generally are authorized or obligated by law, regulation or executive order to close (a “Business Day”), such Dividend Payment Date shall instead be (and any dividend payable on Series [A] Non-Voting Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day. Dividends shall be payable in arrears on the first Dividend Payment Date after such Dividend Period. Dividends that are payable on the Series [A] Non-Voting Preferred Stock on any Dividend Payment Date shall be payable to Holders as they appear on the stock register of the Corporation on the record date for such dividend, which shall be the date fifteen days prior to the applicable Dividend Payment Date.
Dividends payable on the Series [A] Non-Voting Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable at the Dividend Rate on the Series [A] Non-Voting Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month. The “Original Series [A] Issue Price” shall mean $1,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series [A] Non-Voting Preferred Stock.
If the Corporation fails to pay a full dividend in cash on the Series [A] Non-Voting Preferred Stock, then dividends on the Series [A] Non-Voting Preferred Stock shall continue to accrue and accumulate as provided in this Section 1.2(a), compounded semi-annually, with the amount of such additional dividend accrual being added to other past due dividends (and being referred to herein, together with the aggregate accrued amount of all such unpaid dividends, as the “Past Due Dividends”) up to and including the date that all such Past Due Dividends shall have been declared and paid in full.
(b) Cash dividends shall be paid only to the extent the Corporation has funds legally available for such payment and the Board, or an authorized committee thereof, declares a dividend payable. Past Due Dividends shall be added to the Liquidation Preference.
     1.3 Liquidation.
          (a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Holders shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation or proceeds thereof to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Original

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Series [A] Issue Price for each share of Series [A] Non-Voting Preferred Stock then held by them, plus the Past Due Dividends (the “Liquidation Preference”) out of any assets of the Corporation or proceeds thereof available for distribution to shareholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation. If, upon the occurrence of such event, the assets and funds thus distributed among the Holders shall be insufficient to permit the payment to such holders of the full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed to each of the Holders in proportion to the preferential amount each such holder is otherwise entitled to receive.
          (b) Remaining Assets. Upon the completion of the distribution required by Section 1.3(a) above, the remaining assets of the Corporation available for distribution to shareholders, if any, shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.
     1.4 Conversion. The Holders shall have no conversion rights with respect to such Holders’ shares of Series [A] Non-Voting Preferred Stock.
     1.5 Voting.
          (a) General. The Holders shall have no voting rights and their consent shall not be required for the taking of any corporate action, except as set forth in Section 1.5(b) or Section 1.5(c) below or as required by the MBCL.
          (b) Class Voting Rights as to Particular Matters. So long as any shares of Series [A] Non-Voting Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, the vote of or consent of the Holders of at least a majority of the shares of Series [A] Non-Voting Preferred Stock then outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)	the declaration or payment of any dividend or distribution on any class or series of stock of the Corporation including the Common Stock that ranks behind the Series [A] Non-Voting Preferred Stock both in the priority of payment of dividends and in the distribution of assets upon liquidation, dissolution or winding up of the Corporation (“Junior Stock”);

(ii)	the purchase, redemption or other acquisition for consideration by the Corporation, directly or indirectly, of any Junior Stock other than in connection with the Corporation’s employee benefit plans, including, without limitation, the hedging of any phantom stock or other share equivalents issued under such employee benefit plans;

(iii)	the issuance of shares of any class or series of stock of the Corporation (other than the Series [A] Non-Voting Preferred Stock) that ranks equally with the Series [A] Non-Voting Preferred Stock both in the priority of payment of dividends and in the distribution

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of assets upon any liquidation, dissolution or winding up of the Corporation (“Parity Stock”);
(iv)	an amendment, alteration or repeal of any provision of the Articles of Incorporation or Bylaws so as to adversely affect the relative rights, preferences, privileges or voting powers of the Series [A] Non-Voting Preferred Stock; or

(v)	the authorization of or issuance of Parity Stock (including additional shares of the Series [A] Non-Voting Preferred Stock) or capital stock that would rank equal with or senior to the Series [A] Non-Voting Preferred Stock.
          (c) Special Voting Right.
               (i) Voting Right. If and whenever dividends on the Series [A] Non-Voting Preferred Stock have not been paid in an aggregate amount equal to at least three semi-annual Dividend Periods (whether consecutive or not) (a “Nonpayment”), the number of directors constituting the Board shall be increased by two, and each holder of record of Series [A] Non-Voting Preferred Stock (together with holders of any class or series of the Corporation’s authorized Preferred Stock having equivalent voting rights and entitled to vote thereon), shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Holders and the holders of any such other class or series shall not be entitled to elect such directors to the extent such election would cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors, and further provided that the Board shall at no time include more than two such directors. Each such director so elected is referred to as a “Preferred Stock Director.”
               (ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any other class or series of stock of the Corporation having equivalent voting rights and entitled to vote thereon, called as provided herein. At any time after the special voting power has vested pursuant to Section 1.5(c)(i) above, the secretary of the Corporation may, and upon the written request of the Holders of at least 20% of the Series [A] Non-Voting Preferred Stock or the holders of at least 20% of such other series (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the Holders and any such other class or series of preferred stock for the election of the two directors to be elected by them as provided in Section 1.5(c)(iii) below. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
               (iii) Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation’s by-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after

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receipt of any such request, then any Holder may (at the expense of the Corporation) call such meeting, upon notice as provided in this Section 1.5(c)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the stockholders of the Corporation unless they have been previously terminated or removed pursuant to Section 1.5(c) (iv). In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the Holders (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights and entitled to vote thereon) to serve until the next annual meeting of the stockholders.
               (iv) Termination; Removal. Whenever the Corporation has declared and paid or declared and set aside for payment in full all Past Due Dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Stock Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Stock Director may be removed at any time without cause by the Holders of a majority of the outstanding shares of the Series [A] Non-Voting Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights and entitled to vote thereon) when they have the voting rights described in this Section 1.5(c).
     1.6 Redemption. Each share of Series [A] Non-Voting Preferred Stock is redeemable as provided in this Section 1.6:
          (a) Optional Redemption. The Series [A] Non-Voting Preferred Stock may be redeemed, in whole or in part, at any time after the Original Issuance Date, at the option of the Corporation, out of funds lawfully available therefor upon giving notice of redemption pursuant to Section 6(c), at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of (a) the Liquidation Preference per share of the Series [A] Non-Voting Preferred Stock plus (b) an amount per share equal to the accrued but unpaid dividends not previously added to the Liquidation Preference on such share of Series [A] Non-Voting Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption (the “Optional Redemption Date”). The following redemption prices are for shares of Series [A] Non-Voting Preferred Stock redeemed during the periods set forth below:

Year	Applicable Percentage

From and including the Original Issue Date until the Mandatory Redemption Date	100%
          (b) Mandatory Redemption. On the Mandatory Redemption Date, or, if not a Business Day, the first Business Day thereafter, the Corporation shall redeem the outstanding shares of Series [A] Non-Voting Preferred Stock out of funds lawfully available therefor at a redemption price equal to the sum of (a) the Liquidation Preference per share of the Series [A] Non-Voting Preferred Stock plus (b) an amount per share equal to accrued but unpaid dividends not previously

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added to the Liquidation Preference on such share of Series [A] Non-Voting Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption. If the Corporation does not have sufficient funds legally available to redeem on the Mandatory Redemption Date all shares of Series [A] Non-Voting Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.
          (c) Redemption Notice. Written notice of any redemption pursuant to Section 1.5(c)(a) shall be sent to each holder of record of Series [A] Non-Voting Preferred Stock not less than forty (40) days prior to the redemption date. The notice of redemption shall state:
     (i) the number of shares of Series [A] Non-Voting Preferred Stock held by the holder that the Corporation shall redeem on the redemption date specified in the notice of redemption;
     (ii) the redemption date and the redemption price; and
     (iii) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series [A] Non-Voting Preferred Stock to be redeemed.
          (d) Surrender of Certificates; Payment. On or before the Mandatory Redemption Date or the Optional Redemption Date, as the case may be, each holder of shares of Series [A] Non-Voting Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series [A] Non-Voting Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series [A] Non-Voting Preferred Stock shall promptly be issued to such holder.
          (e) Rights Subsequent to Redemption. If on the applicable redemption date the redemption price payable upon redemption of the shares of Series [A] Non-Voting Preferred Stock to be redeemed on such redemption date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series [A] Non-Voting Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series [A] Non-Voting Preferred Stock shall cease to accrue after such redemption date and all rights with respect to such shares shall forthwith after the redemption date terminate, except only the right of the Holders to receive the redemption price without interest upon surrender of their certificate or certificates therefor.

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     1.7 Information Rights. Unless filed with the Securities and Exchange Commission (the “Commission”) through EDGAR and publicly available through the EDGAR system, the Corporation shall deliver or cause to be delivered to all Holders, copies of all notices, reports and other information provided to the holders of shares of Common Stock and to the holders of indebtedness under the Note Purchase Agreement (the “Note Purchase Agreement”) by the Corporation dated as of October 15, 2007, or any successor agreement.

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by its [President or Vice President] as of this ___th day of                     , 2009.

Energizer Holdings, Inc.
By:	/s/
Name:
Title:

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